Exhibit 2.5

Execution Copy

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of January 4, 2016, is entered into by and among (i) National Health Industries, Inc. ("Buyer"), (ii) Almost Family, Inc. ("Parent"), (iii) Long Term Solutions, Inc. (the "Company"), and (iv) Anne Harrington, Noreen Guanci, Noreen Guanci 2009 Irrevocable Trust and Richard Guanci 2009 Irrevocable Trust (each a "Seller" and collectively, "Sellers").  Each of Buyer, Parent, the Company and Sellers is referred to in this Agreement individually as a "Party" and together as the "Parties."  Capitalized terms not otherwise defined in this Agreement have the meanings given to such terms in Article I.

RECITALS

A.Sellers own all of the Sellers’ Shares (as defined below).

B.The Parties desire that, upon the terms and subject to the conditions set forth in this Agreement, Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the Sellers' Shares.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

ARTICLE I

DEFINITIONS

Unless otherwise expressly provided in this Agreement, the following terms, as used in this Agreement, have the following meanings:

"409A Plan" is defined in Section 5.20(h).

"Accounting Policies and Principles" means GAAP using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Most Recent Reviewed Financial Statements.

"Accrued PTO" is defined in Section 6.13(c).

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person and, in the case of an individual, includes the individual’s immediate family, and the trustees of a trust the beneficiaries of which include any one or more of the foregoing.

"Agreement" is defined in the preamble to this Agreement.

"Ancillary Documents" means the Buyer Notes, the Guaranty and the other agreements, documents, instruments and certificates contemplated by this Agreement to be executed in connection with the consummation of the transactions contemplated by this Agreement.

"Articles of Incorporation" means the Articles of Incorporation of the Company, as amended.

"Balance Sheet Date" means December 31, 2014.

"Business" means conducting in-person health assessments and undertaking assessment review and documentation, care plan development and ongoing care coordination, in each case throughout the United States for insurance providers, healthcare providers and employers.

"Business Day" means any day other than a Saturday, a Sunday or a United States federal or Kentucky state banking holiday.

"Buyer" is defined in the preamble to this Agreement.

"Buyer’s Fundamental Representations" is defined in Section 8.1(a)(i).

"Buyer Indemnitees" is defined in Section 8.2.

"Buyer Notes" means the promissory notes included among the Purchase Price consideration, substantially in the form of instruments attached as Attachment A.

"Buy-Sell Agreement" means the Buy-Sell Agreement dated as of May 14, 2008, between the Sellers.

"Claim for Indemnification" means a good faith written notice by Buyer or any Seller asserting a claim for Losses under Article VIII.  Such notice shall provide, in reasonable detail: (i) a specific description of the Losses that the Indemnified Party has suffered, or is reasonably likely to suffer; (ii) the dollar amount of such Losses (to the extent known or ascertainable, or if not, a good faith estimate of the amount thereof with reasonable explanation of the basis for the estimate); (iii) the representation, warranty or covenant set forth in this Agreement the breach of which is giving rise to such Losses; and (iv) the facts and circumstances underlying such asserted breach.

"Closing" is defined in Section 2.6.

"Closing Company Indebtedness" means the Company's Company Indebtedness as of the close of business on the Business Day immediately preceding the Effective Time.

"Closing Date" means the date of the Closing.

"COBRA" is defined in Section 5.20(b).

"Code" means the Internal Revenue Code of 1986, as amended.

"Commitment" means any: (i) option, warrant, convertible security, exchangeable security, subscription right, conversion right, exchange right or other contract that requires the Company to issue any of its stock other equity interests; (ii) other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for, any stock or other equity interests of the Company; (iii) statutory pre-emptive right or pre-emptive right granted under the Company's Organizational Documents; and (iv) stock appreciation right, phantom stock, profit participation or other similar right with respect to the Company

"Company" is defined in the preamble to this Agreement.

"Company Employee" means an employee of the Company as of the Effective Time.

"Company Employee Plans" is defined in Section 5.20(a).

 "Company Indebtedness" means, as of any particular time, with respect to the Company, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment fees, make-whole premiums or other similar fees or premiums payable as a result of the repayment of such  indebtedness on the Closing Date) arising under, without duplication: (i) indebtedness for borrowed money, including all liabilities generally regarded as indebtedness for borrowed money in accordance with GAAP; (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt security; (iii) obligations under capitalized leases determined under GAAP; (iv) indebtedness secured by an Encumbrance on assets or properties; (v) accrued and unpaid director and management fees; (vi) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date; and (vii) guarantees with respect to any indebtedness, obligation or liability of any other Person of a type described in clauses (i) through (vi) above.

"Company Intellectual Property" means the Owned Intellectual Property and the Licensed Intellectual Property.

 "Company Transaction Expenses" means, without duplication, all amounts due and payable (and not previously paid) for costs and expenses incurred by the Company in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including (i) for services rendered by third party brokers, bankers, attorneys, accountants or other representatives and (ii) sale, "stay around", retention or similar bonuses or payments to employees in connection with the consummation of such transactions.

"Company Technology" means all Technology that is used by or on behalf of the Company that is used in connection with the conduct of the Business.

"Contract" means any contract, agreement or other legally binding commitment, whether written or oral, to which the Company is a party and which is in effect as of the date of this Agreement.

"Copyrights" means all copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world.

"Customer Contracts" is defined in Section 5.16(d).

"D&O Indemnified Parties" is defined in Section 6.14(a).

"Decree" means any injunction, judgment, order, decree or ruling of any applicable Governmental Authority.

"Deductible Amount" is defined in Section 8.6(a)(i).

"Disclosure Schedule" shall mean the disclosure schedule provided by Sellers and the Company to Buyer and Parent on the date hereof.

"Effective Time" means 12:01 a.m. on the day immediately following the Closing Date.

"Encumbrance" means, with respect to any asset, any mortgage, pledge, lien, encumbrance, easement, right of way, property right or interest, restriction on transfer, security interest, or defect in title in respect of such asset other than liens disclosed on the Disclosure Schedule but released prior to Closing.  For the avoidance of doubt, the term "Encumbrance" shall not include any license of any Intellectual Property.

"Entity" means a partnership, a corporation, a limited liability company, an association, a trust, a joint venture or an unincorporated organization.

"Environment" means surface or ground water, water supply, soil, the ambient air, oceans, rivers or other bodies of water.

"Environmental Laws" means all Laws that relate to the prevention, abatement or elimination of pollution or the protection of the Environment.

"Equity Interest" means: (i) with respect to a corporation, any share of its capital stock; (ii) with respect to a limited liability company, any of its units or other limited liability company interests; and (iii) any other direct equity ownership in an Entity.

"Employment Agreements" is defined in Section 7.1(s).

"ERISA" is defined in Section 5.20(a).

"ERISA Affiliate" is defined in Section 5.20(d).

"Escrow Agreement" is defined in Section 7.1(t).

"Estimated Balance Sheet" means an estimated balance sheet of the Company as of the close of business on the Business Day immediately preceding the Effective Time, prepared by the Company in accordance with the Accounting Policies and Principles.

"Estimated Closing Company Indebtedness" means the aggregate amount of the Closing Company Indebtedness, as set forth on the Estimated Balance Sheet; provided,  that, any amount of such indebtedness taken into account in determining the Estimated Working Capital Adjustment shall not be taken into account in determining the Estimated Closing Company Indebtedness.

"Estimated Closing Statement" is defined in Section 2.3.

"Estimated Company Transaction Expenses" means the aggregate unpaid amount of Company Transaction Expenses as set forth on the Estimated Balance Sheet; provided,  that, any Company Transaction Expenses taken into account in determining the Estimated Working Capital Adjustment shall not be taken into account in determining the Estimated Company Transaction Expenses.

"Estimated Working Capital" means the Working Capital of the Company as of the close of business on the Business Day immediately preceding the Effective Time, calculated based on the Estimated Balance Sheet.

"Estimated Working Capital Adjustment" means (i) the Estimated Working Capital minus (ii) the Target Working Capital.

"Exchange Act" is defined in Section 4.5.

"Final Adjustment Amount" is defined in Section 2.5(c).

"Final Balance Sheet" means a balance sheet of the Company as of the Effective Time, which shall be prepared by Buyer in accordance with the Accounting Policies and Principles.

"Final Closing Company Indebtedness" means the aggregate amount of the Closing Company Indebtedness, as set forth on the Final Balance Sheet; provided,  that, any amount of Closing Company Indebtedness taken into account in determining the Final Working Capital Adjustment shall not be taken into account in determining the Final Closing Company Indebtedness.

"Final Closing Statement" is defined in Section 2.5(a).

"Final Company Transaction Expenses" means the aggregate amount of Company Transaction Expenses, as set forth on the Final Balance Sheet; provided,  that, any Company Transaction Expenses taken into account in determining the Final Working Capital Adjustment shall not be taken into account in determining the Final Company Transaction Expenses.

"Final Purchase Price" is defined in Section 2.2.

"Final Working Capital" means the Working Capital of the Company as of the close of business on the Business Day immediately preceding the Effective Time, calculated based on the Final Balance Sheet.

"Final Working Capital Adjustment" means (i) the Final Working Capital minus (ii) the Target Working Capital.

"Financial Statements" is defined in Section 5.8(a).

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Governmental Authority" means any agency, authority, board, bureau, commission, court, tribunal, department, office or other governmental unit of a federal, state, county, district, city, other political subdivision or taxing district, whether foreign or domestic.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Guanci Shareholders" mean Noreen Guanci, Noreen Guanci 2009 Irrevocable Trust and Richard Guanci 2009 Irrevocable Trust.

"Guaranty" is defined in Section 7.2(h).

"Hazardous Substance" means any liquid, gaseous or solid material, substance or waste that is defined or listed as hazardous or toxic under any applicable Environmental Law.

"Health Care Laws" is defined in Section 5.10(b).

"Indemnified Party" is defined in Section 8.4(a).

"Indemnifying Party" is defined in Section 8.4(a).

"Information Systems" is defined in Section 5.23(b).

"Insurance Policies" is defined in Section 5.17.

"Intellectual Property Rights" means any and all of the following in any country: (a)(i) Patents, (ii) Trademarks, (iii) rights in domain names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, and (vi) all other intellectual property rights (whether or not appropriate steps have been taken to protect such rights under Law); and (b) the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

"Interim Balance Sheet Date" means September 30, 2015.

"IRS" is defined in Section 5.20(b).

"Knowledge of the Company" or "Company’s Knowledge" means the actual knowledge of Noreen Guanci and Anne Harrington.

"Law" means any constitution, statute, treaty, code, ordinance, law, rule or regulation of any applicable Governmental Authority.

"Leased Property" is defined in Section 5.6(b).

"Licensed Intellectual Property" means Intellectual Property Rights owned by any Person other than the Company (i) that are licensed to the Company, (ii) for which the Company has received from such Person a covenant not to sue or assert or other immunity from suit, or (iii) where such Person has undertaken an obligation to the Company to assert such Intellectual Property Rights against one or more other Persons prior to asserting such Intellectual Property Rights against the Company, or an obligation to exhaust remedies as to such Intellectual Property Rights against one or more Persons prior to seeking remedies against the Company.

"Losses" is defined in Section 8.2.

"Material Adverse Change" or "Material Adverse Effect" means a change, event or occurrence that individually, or together with any other change, event or occurrence, has a material adverse effect on the financial condition, business or results of operations of the Company; provided,  that, none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts shall be taken into account in determining whether there has been or may be a Material Adverse Change or Material Adverse Effect: (i) any change or development in global or national economic, monetary or financial conditions, including changes or developments in prevailing interest rates, credit markets, securities markets, general economic or business conditions or currency exchange rates, or political or regulatory conditions; (ii) any act of God, war, armed hostilities or terrorism; (iii) any change or development applicable in general to the industry in which the Company operates; (iv) any change in Law or GAAP or the interpretation or enforcement of either by a Governmental Authority after the date hereof; or (v) any failure of the Company to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the facts and circumstances giving rise or contributing to any such failure may, unless otherwise excluded by another clause in this definition of "Material Adverse Change" and "Material Adverse Effect," be taken into account in determining whether a "Material Adverse Change" or a "Material Adverse Effect" has occurred or could be reasonably be expected to occur), so long as in the case of clauses (i), (ii), (iii) or (iv) such events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts do not adversely affect the Company in a materially disproportionate manner relative to other comparable participants in the industry in which the Company operates.

"Material Contracts" is defined in Section 5.16(a).

"Most Recent Balance Sheet" is defined in Section 5.8(a).

"Most Recent Financial Statements" is defined in Section 5.8(a).

"Most Recent Reviewed Financial Statements" means the Financial Statements as of and for the fiscal year ended December 31, 2014.

"Multiemployer Plan" means a multiemployer plan as defined in Section 3(37) of ERISA.

"Neutral Auditor" is defined in Section 2.5(b).

"Objection Notice" is defined in Section 2.5(b).

"Off-the-Shelf Software" means any software (other than Public Software) that is made generally and widely available to the public on a commercial basis and is licensed on a non-exclusive basis.

"Open License Terms" means terms in any license, distribution model or other agreement for a Work which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property Rights (including without limitation Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (d) the imposition of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property Rights through any means; (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages.  By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models:  (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including without limitation PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD) license; (xi) the Mozilla Public License (MPL); (xii) the Microsoft Limited Public License; or (xiii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

"Ordinary Course of Business" means the conduct of the Business in a manner substantially consistent with the regular conduct thereof by the Company, including any activities associated with, or in anticipation of, this Agreement or the transactions contemplated by this Agreement.

"Organizational Documents" means articles or certificates of incorporation and bylaws.

"Owned Intellectual Property" means any material Intellectual Property Rights in which the Company has any ownership interest (other than a license interest).

"Parent Common Stock" means shares of Almost Family, Inc. voting common stock.

"Parent Reports" is defined in Section 4.5.

"Parent" is defined in the preamble to this Agreement.

"Parent Benefit Plan" is defined in Section 6.13(a).

"Parties" is defined in the preamble to this Agreement.

"Patents" means all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights) filed with any Registration Office, including without limitation, all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

"Permitted Liens" means statutory liens for Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable.

"Person" means an individual, an Entity or a Governmental Authority.

"Post-Closing Sale Proceeds" means, with respect to each Seller, the amount of the Final Adjustment Amount (if any) that such Seller is entitled to receive based on such Seller's Pro Rata Share.

"PPACA" is defined in Section 5.20(l).

"Pre-Closing Tax Periods" means all Tax periods (or portions thereof) ending on or before the Effective Time, and the portion through the Effective Time for any Tax period that includes (but does not end on) the Effective Time.

"Pre-Closing Taxes" means all Taxes of the Company for Pre-Closing Tax Periods.

"Preliminary Purchase Price" is defined in Section 2.2.

"Proceeding" means any action, litigation, suit, claim, dispute, demand, investigation, review, hearing, charge, complaint or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution proceeding.

"Pro Rata Share" means each Seller's pro rata share of the applicable item based on such Seller's percentage share of Sellers' Shares.

"Protected Health Information" is defined in Section 5.10(c).

"Public Software" means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms.  Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is a public domain dedication are also "Public Software."

"Purchase Price" is defined in Section 2.2.

"Real Property Lease" is defined in Section 5.6(b).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Registered Intellectual Property" means all Intellectual Property Rights for which registrations have been obtained or applications for registration have been filed with a Registration Office.

"Registration Office" means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Authority.

"Related Software" means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.

"Required Consents" is defined in Section 6.1(b).

"SEC" is defined in Section 3.1(a).

"Securities Act" is defined in Section 3.1(b).

"Seller Indemnitees" is defined in Section 8.3.

"Sellers" is defined in the preamble to this Agreement.

"Sellers' Fundamental Representations" is defined in Section 8.1(a)(i).

"Sellers' Shares" means all of the issued and outstanding capital stock of the Company.

"Sellers' Taxes" is defined in Section 6.10(d).

"Source Code" means the source code (i.e., software code in its original, human readable, un-compiled, form) of all Owned Intellectual Property that is comprised of software, together with all extracts, portions and segments thereof.

 "Straddle Period" is defined in Section 6.10(a).

"Tail Policy" is defined in Section 6.14(b).

"Target Working Capital" means $900,000.

"Tax" or "Taxes" means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Benefit" means any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Technology" means all tangible items constituting, disclosing or embodying any Intellectual Property Rights, including all versions thereof and all technology from which such items were or are derived, including but not limited to (a) works of authorship (including software, firmware, games and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (b) inventions (whether or not patentable), designs, discoveries and improvements; (c) proprietary, confidential and/or technical data and information, Trade Secrets and know how; (d) databases, data compilations and collections, and customer and technical data; (e) methods and processes; and (f) devices, prototypes, designs, specifications and schematics.

"Territory" is defined in Section 6.11(a).

"Third Party Claim" means any Proceeding by or before any Governmental Authority or any arbitration or other alternative dispute resolution proceeding made or brought by any Person who is not a Party or an Affiliate of a Party.

"Trade Secrets" means all proprietary and confidential information, however documented, that constitutes a "trade secret" within the meaning of applicable Law.

"Trademarks" means all material (common law or registered) (a) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing), and (b) all goodwill associated with or symbolized by any of the foregoing.

"WARN" is defined in Section 5.20(k).

"Work" means any software, libraries or other code (including without limitation middleware and firmware).

"Working Capital" means an amount (which may be a positive or negative number) equal to: (i) the current assets of the Company, excluding all cash and deferred Tax assets, minus (ii) the current liabilities of the Company, excluding any deferred Tax liabilities, in each case determined under Accounting Policies and Principles.  Notwithstanding the foregoing, Company Transaction Expenses are excluded from Working Capital for purposes of this Agreement and the purchase price adjustments set forth in Sections 2.3 and 2.5.

ARTICLE II

PURCHASE AND SALE OF SELLERS' SHARES

2.1Basic Transaction.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of such Seller’s Sellers' Shares for the consideration specified in this Article II.

2.2Purchase Price.  In consideration for all of the issued and outstanding Sellers' Shares, Buyer shall pay, in accordance with the terms of this Article II, the sum of $37,000,000 (the "Purchase Price"), adjusted initially pursuant to Section 2.3 (as so adjusted, the "Preliminary Purchase Price"), and adjusted thereafter pursuant to Section 2.5 (as so adjusted, the "Final Purchase Price").

2.3Pre-Closing Adjustments.  Prior to the Closing, the Company shall deliver to Buyer the Estimated Balance Sheet and a statement prepared in good faith (the "Estimated Closing Statement") setting forth the Estimated Working Capital Adjustment, the Estimated Closing Company Indebtedness, the Estimated Company Transaction Expenses, and the calculation of such amounts.  The Estimated Closing Statement shall be used to determine the Preliminary Purchase Price, by adjusting the Purchase Price as follows:

(a)the Preliminary Purchase Price shall be increased on a dollar-for-dollar basis by:

(i)an amount equal to the Estimated Working Capital Adjustment, if such amount is positive (the "Positive Estimated Working Capital Adjustment");  and

(ii)the amount of all cash that is held by the Company at the close of business on the Business Day immediately preceding the Closing Date.

(b)the Preliminary Purchase Price shall be decreased on a dollar-for-dollar basis by an amount equal to the Estimated Working Capital Adjustment, if such amount is negative.

2.4Payment of Preliminary Purchase Price.  The Preliminary Purchase Price shall be paid as follows:

(a)$11,000,000 of the Preliminary Purchase Price shall be paid in the form of Parent Common Stock, to be divided among the Sellers based on their Pro Rata Share.  For purposes of this Agreement, the value of Parent Common Stock shall be equal to the average closing price of Parent's publicly-traded common stock over the 20 trading days ending with trading day immediately preceding the Closing Date.  To the extent that after combining all shares of Parent Common Stock to be received by a Seller pursuant to this Agreement, such Seller would be entitled to receive a fractional share of one-half or more of a share of Parent Common Stock, such Seller shall receive one additional whole share, and if such Seller would be entitled to receive a fractional share of less than one-half of a share of Parent Common Stock such Seller shall not receive such fractional share;

(b)$6,000,000 in the form of Buyer Notes, bearing interest at an annual rate of five percent (5%) payable quarterly, and with principal due and payable in a single balloon payment on the third anniversary of the Closing Date, and with the aggregate principal amount to be divided between the Sellers based on their Pro Rata Shares;

(c)as set forth on the Estimated Closing Statement, amounts equal to the Estimated Closing Company Indebtedness and the Estimated Company Transaction Expenses shall be paid in cash to the appropriate payees by wire transfer of immediately available funds; and;

(d)an amount equal to the Positive Estimated Working Capital Adjustment, if any, shall be escrowed with Fifth Third Bank, pending determination of the post-Closing adjustments to the Preliminary Purchase Price pursuant to Section 2.5; and

(e)the remaining balance of the Preliminary Purchase Price, increased or decreased pursuant to Section 2.3, and after deducting amounts paid pursuant to Sections 2.4(a) through (d), shall be paid in cash to the Sellers by wire transfer of immediately available funds, to be divided among the Sellers based on their Pro Rata Share.

2.5Post-Closing Adjustments to the Preliminary Purchase Price.

(a)No later than 90 days following the Closing Date, Buyer shall prepare and deliver to Sellers the Final Balance Sheet and a written statement (such statement, as it may be adjusted pursuant to this Section 2.5, the "Final Closing Statement") setting forth the Final Working Capital Adjustment, the Final Closing Company Indebtedness and the Final Company Transaction Expenses, and detail on the calculation of such amounts.  The Final Closing Statement shall be used to determine the Final Purchase Price, by adjusting the Purchase Price as follows:

(i)the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to the Final Working Capital Adjustment, if such amount is positive, plus any amount by which the Estimated Company Closing Indebtedness is more than the Final Company Closing Indebtedness, plus any amount by which Estimated Company Transaction Expenses are more than Final Company Transaction Expenses; and

(ii)the Purchase Price shall be decreased on a dollar-for-dollar basis by the sum of (A) an amount equal to the Final Working Capital Adjustment, if such amount is negative; (B) any amount by which Final Closing Company Indebtedness exceeds Estimated Company Closing Indebtedness; and (C) any amount by which Final Company Transaction Expenses exceed Estimated Company Transaction Expenses; provided,  that, no adjustments shall be made to the Purchase Price under subsections (B) and (C) above to the extent that such amounts have been taken into account in determining the Final Working Capital Adjustment.

(b)Within 45 days following delivery of the Final Balance Sheet and the Final Closing Statement to Sellers, Sellers shall notify Buyer (i) that Sellers accept the Final Balance Sheet and the Final Closing Statement or (ii) that Sellers object (an "Objection Notice") to an item or items reflected thereon.  Such Objection Notice, if any, shall set forth Sellers’ objections to the Final Balance Sheet and the Final Closing Statement in reasonable detail.  If Buyer and Sellers are unable to resolve the issues in dispute within 30 days after delivery of the Objection Notice, such disputed issues will be submitted for resolution to RSM US LLP (f/k/a  McGladrey LLP), independent certified public accountants (the "Neutral Auditor").  The Neutral Auditor shall be engaged within 30 days after delivery of the Objection Notice.  If either Party fails to take action such that the Neutral Auditor may be jointly engaged by the Parties pursuant to the prior sentence of this Section 2.5(b), then the other Party may engage the Neutral Auditor on behalf of both Parties.  The Neutral Auditor shall make such review and examination of the relevant facts and documents as the Neutral Auditor deems appropriate, and shall permit each of Buyer and Sellers to make a written presentation of their respective positions; provided,  however, that the Neutral Auditor shall require all facts, documents and written presentations from Buyer and Sellers to be completely submitted within 30 days after the Neutral Auditor has been engaged.  Within 30 days after the date required for submission of such facts, documents and written presentations, and regardless of whether such submissions shall have been made, the Neutral Auditor shall resolve all disputed items in writing and shall prepare and deliver its decision, which shall be final and binding upon the Parties without further recourse or collateral attack and, as to each disputed matter, which shall accept (x) either Buyer’s or Sellers’ position on each disputed matter set forth in the Objection Notice or (y) the stipulated position of Buyer and Sellers with respect to any matter which prior to such stipulation was disputed.  All costs of the dispute resolution process contemplated by this Section 2.5(b) (including the Neutral Auditor’s fees, but exclusive of attorneys’ fees) shall be borne by the Party who is the least successful in such process, which shall be determined by comparing (A) the position asserted by each Party on all disputed matters taken together to (B) the final decision of the Neutral Auditor on all disputed matters taken together.  For purposes of the immediately preceding sentence, the "disputed matters" shall be all matters raised in the Objection Notice, and the "position asserted" by each of Buyer and Sellers shall be determined by reference to their respective written presentations submitted to the Neutral Auditor pursuant to this Section 2.5(b).  The Neutral Auditor shall neither preside over any hearing of the Parties nor permit the Parties to make any oral arguments to the Neutral Auditor.

(c)As used in this Agreement, "Final Adjustment Amount" means: (i) if Sellers fails to deliver an Objection Notice or accepts the Final Balance Sheet and the Final Closing Statement in accordance with Section 2.5(b), an amount (which may be a positive or a negative number) equal to (x) the Final Purchase Price as set forth in the Final Closing Statement, minus (y) the Preliminary Purchase Price; or (ii) if the amount of the Final Purchase Price is resolved by Buyer and Sellers or by submission of any Disputed Matters to the Neutral Auditor in accordance with Section 2.5(b), then an amount (which may be a positive or a negative number) equal to (x) the Final Purchase Price as so resolved, minus (y) the Preliminary Purchase Price.  If the Final Adjustment Amount is a positive number, then Buyer shall promptly, but in any event within five Business Days after the final and binding determination of the Final Purchase Price in accordance with Section 2.5(b), pay to each Seller such Seller’s Pro Rata Share of the Final Adjustment Amount plus the amount held in escrow pursuant to Section 2.4(d).  If the Final Adjustment Amount is a negative number, then, as appropriate Buyer shall be paid all or part of the amount escrowed pursuant to Section 2.4(d), and if the amount due to Buyer exceeds such escrowed amount, Sellers shall promptly, but in any event within five Business Days after the final and binding determination of the Final Purchase Price in accordance with Section 2.5(b), pay to Buyer such Seller's Pro Rata Share of the Final Adjustment Amount (net of the amount paid to Buyer out of escrow).  All amounts to be paid pursuant to this Section 2.5(c) shall be made by wire transfer of immediately available funds to such bank accounts as the respective receiving Parties shall specify within three Business Days after the final and binding determination of the Final Purchase Price in accordance with Section 2.5(b).

(d)Except as set forth in this Section 2.5, each of Buyer and Sellers shall bear its own expenses incurred in connection with the preparation and review of the Estimated Balance Sheet, the Estimated Closing Statement, the Final Balance Sheet and the Final Closing Statement.

2.6Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Frost Brown Todd LLC, Louisville, Kentucky, commencing at 4:15 p.m., local time within three Business Days following the satisfaction or waiver of the last of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing itself), or such other place or date as the Parties may mutually determine.  The Parties may mutually agree to consummate the Closing via electronic exchange of execution versions of the agreements and documents contemplated by this Agreement and the signed signature pages thereto via facsimile or via email by PDF.   The Closing shall be deemed to have occurred for Tax and business purposes as of the Effective Time.

2.7Deliveries at Closing.  At Closing:

(a)Buyer will deliver to Sellers the certificates, instruments, and documents referred to in Section 7.2;

(b)Sellers and the Company will deliver to Buyer the certificates, instruments, and documents referred to in Section 7.1;

(c)each Seller will deliver to Buyer stock certificates and duly executed assignment instruments with respect to such Seller's Sellers' Shares;

(d)each Seller will deliver a W-9 to Parent's exchange agent; and

(e)Buyer will make the payments specified in Section 2.4, including the issuance of the Buyer Notes (the Parties acknowledge that Anne Harrington has directed that her Buyer Note be issued to Anne M. Harrington as Trustee of the Anne M. Harrington Revocable 1999 Trust), the wiring of the cash portion of the Purchase Price, and the issuance of the Parent Common Stock (which issuance shall be handled through Parent's exchange agent) (the Parties acknowledge that Anne Harrington has directed that Parent's exchange agent issue her Parent Common Stock in the name of Anne M. Harrington, as Trustee of the Anne M. Harrington Revocable 1999 Trust).  Buyer shall instruct the exchange agent to issue the Parent Common Stock within five Business Days after Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller severally and not jointly represents and warrants to Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are correct and complete as concerns such Seller as of the date of this Agreement.

3.1Investment Representations and Acknowledgements.  The Parent Common Stock to be received by Seller will be acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to a public distribution of any part thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.

(a)Buyer has delivered to Seller a reasonable time before the date of this Agreement true and complete copies of Parent's (i) Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the "SEC"); (ii) all periodic reports on Form 8-K filed with the SEC since December 31, 2014 to the date hereof; and (iii) all Forms 10-Q filed with the SEC since December 31, 2014 to the date hereof.   Seller, or a representative thereof, has received a draft of this Agreement and has confirmed that all documents, books and records pertaining to Seller's investment in Parent Common Stock and requested by Seller have been made available.

(b)Seller acknowledges that it bears the complete economic risk of its investment and has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of the investment in Parent Common Stock.  Seller is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

(c)The purchase of Parent Common Stock by such Seller is consistent with the general investment objectives of Seller.  Seller understands that the purchase of Parent Common Stock involves a high degree of risk.

(d)Seller acknowledges that she or it has been advised to seek her or its own tax and legal advice in connection with this Agreement, including with respect to the treatment of the transactions contemplated by this Agreement for Federal, foreign, state and local income tax purposes and the treatment of Seller for tax purposes in connection therewith.  Seller acknowledges that none of the Parties has (i) made any representations and warranties to her or it regarding the treatment of the transactions contemplated by this Agreement for Federal, foreign, state or local tax purposes, or (ii) provided any tax opinion or advice regarding the treatment of the transactions contemplated by this Agreement for Federal, foreign, state or local tax purposes or the treatment of Seller for tax purposes in connection therewith.

(e)Seller acknowledges that the Parent Common Stock issued to Seller shall not be registered under the Securities Act at the time of issuance, and as such shall constitute "restricted securities" within the meaning of Rule 144 and, unless sold pursuant to an effective registration statement, the Parent Common Stock shall be available for sale in the public market only in compliance with Rule 144.  In addition to the Rule 144 restrictions on the sale of the Parent Common Stock, Seller agrees that, except in connection with the acquisition or other change of control involving the sale by Parent's shareholders of their shares of Parent Common Stock,  she or it (or in the case of Anne Harrington, the Anne M. Harrington Revocable 1999 Trust) shall not sell or transfer any of the Parent Common Stock for a period of 36 months after the Closing Date, provided, however, that Seller (or in the case of Anne Harrington, the Anne M. Harrington Revocable 1999 Trust) may sell or transfer her or its Pro Rata Share of up to $2 million in sale value of the shares of Parent Common Stock issued by Parent to Seller as consideration pursuant to Section 2.4(a) prior to the 36th month anniversary of the Closing Date.  Certificates representing the Parent Common Stock shall bear a legend substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS.  SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A STOCK PURCHASE AGREEMENT DATED JANUARY 4, 2016, A COPY OF WHICH IS MAINTAINED IN THE OFFICE OF THE SECRETARY OF THE CORPORATION.

(f)Seller has full power, capacity and authority to execute and deliver this Agreement and the Ancillary Documents and to surrender her or its Sellers' Shares pursuant to this Agreement.  Seller has duly executed and delivered this Agreement and the Ancillary Documents which constitutes the valid and legally binding obligation of Seller, each enforceable in accordance with its terms and conditions.  Except as set forth in the Buy-Sell Agreement, Seller is not required to give any notice to, make any filing or registration with, or obtain any authorization, waiver, license, consent, or approval of any Governmental Authority or third party in connection with the execution and delivery of this Agreement by Seller and the performance by Seller of her or its obligations hereunder or the consummation of the transactions contemplated by this Agreement.

3.2Ownership of Sellers' Shares.   Seller holds of record and owns beneficially all of the Sellers' Shares set forth opposite her or its name in Section 3.2 of the Disclosure Schedule, free and clear of any restrictions or Encumbrances (other than as set forth in the Buy-Sell Agreement and restrictions of general applicability imposed by federal or state securities laws).  Seller is not a party to any agreement (other than the Buy-Sell Agreement) restricting Seller’s ability to sell, transfer or otherwise dispose of any of her or its Sellers' Shares.  Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of her or its Sellers' Shares.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall hold good and valid title to all of the Sellers' Shares, subject to the terms and conditions of this Agreement.  Seller is a resident of Massachusetts.  Seller is not an individual resident of a state that is subject to community property laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer represent and warrant to Sellers that the statements contained in this Article IV are correct and complete as of the date of this Agreement.

4.1Organization.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Kentucky.  Parent and Buyer are qualified to do business and are in good standing in each jurisdiction where such qualification is required.

4.2Authorization of Transaction.  Each of Parent and Buyer has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, and to perform its obligations under this Agreement and each such Ancillary Document.  This Agreement has been, and the Ancillary Documents to which Parent and Buyer is a party, when entered into by Parent and/or Buyer, as applicable, will be, duly and validly executed and delivered by Parent and Buyer, as applicable, and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, this Agreement constitutes, and the Ancillary Documents to which Parent and  Buyer are a party, when entered into by Parent and/or Buyer, as applicable, will constitute, Parent’s and Buyer’s valid and legally binding obligation, enforceable against Parent and Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and general principles of equity.

4.3Capitalization.  As of the date of this Agreement, the authorized capital stock of Parent consists of (a) 25,000,000 shares of Parent Common Stock, par value of $.10 per share, of which 10,021,395  shares are issued and outstanding, and (b) 2,000,000 shares of preferred stock, par value $0.05 per share, none of which are issued and outstanding.  All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Parent Common Stock issued to Sellers will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights or rights of first refusal created by statute, the Organizational Documents of Parent or any agreement to which

Parent is a party. As of the date of this Agreement, except for benefit plans maintained by Parent, or as previously publicly disclosed in the Parent Reports, a press release or otherwise, there are outstanding no rights, warrants or options to purchase Parent Common Stock, respectively.

4.4Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (a) violate any Law, Decree, or other restriction of any Governmental Authority to which Parent or Buyer is subject or any provision of their respective Organizational Documents; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Buyer is a party or by which either is bound or to which any of their respective assets are subject.  Neither Parent nor Buyer is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

4.5Reports and Financial Statements.  Parent and Buyer have previously furnished or made available to the Sellers complete and accurate copies, as amended or supplemented, of Parent's (a) Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC; (b) all periodic reports on Form 8-K filed with the SEC since December 31, 2014 to the date hereof; (c) all Forms 10-Q filed with the SEC since December 31, 2014 to the date hereof; and (d) all other reports filed by Parent under Section 13 or subsections (a) or (c) of Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the SEC since December 31, 2014 (the reports listed in subsections (a) through (d) of this Section 4.5 are collectively referred to herein as the "Parent Reports").  The Parent Reports constitute all of the documents required to be filed by Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from December 31, 2014 through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included in the Parent Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Parent.  Except as set forth in the Parent Reports, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its subsidiaries or in the notes thereto, except (A) liabilities reflected in the audited consolidated balance sheet of the Parent as of September 30,

2015, and (B) liabilities incurred since September 30, 2015, in the ordinary course of business consistent with past practice.

4.6Brokers’ Fees.  Neither Parent nor Buyer has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.7Investment.  Each of Parent and Buyer, individually and together with their Affiliates, as applicable: (a) is an informed, sophisticated entity with sufficient knowledge and experience in investment and financial matters so as to be capable of evaluating the risks and merits of a purchase of the Sellers' Shares; (b) has determined that the purchase of the Sellers' Shares is consistent with its general business and investment objectives; (c) understands that the purchase of the Sellers' Shares involves business and other risks; (d) is financially able to bear the risks of purchasing the Sellers’ Shares; (e) is acquiring the Sellers' Shares, directly or indirectly, for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; (f) understands that the Sellers' Shares have not been registered under the Securities Act or the securities laws of any state and, accordingly, must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or qualified under such state laws or is exempt from such registration or qualification; and (g) is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

4.8Financial Ability to Perform.  Parent and Buyer have, and will have as of the Closing, available cash funds, credit facilities or other sources of immediately available funds sufficient to consummate the transactions contemplated by this Agreement.  Each of Parent’s and Buyer’s obligations to consummate the transactions contemplated by this Agreement are not subject to any financing condition.

4.9Litigation.  There is no Proceeding pending, or to Parent’s and Buyer’s knowledge, threatened, against Parent or Buyer which would have a material adverse effect on the financial condition, results of operations or business of Parent or Buyer, or which seeks to enjoin, challenge, alter, delay, restrict or prohibit the consummation of the transactions contemplated by this Agreement.

4.10Sole Representations.  Each of Parent and Buyer acknowledges that the Sellers and the Company have not made and are not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or the accuracy and completeness of any books or records delivered to Parent and Buyer, except as provided in Article III and Article V, any Ancillary Document and any certificate delivered at the Closing pursuant hereto or thereto, and Parent and Buyer specifically disclaim any such other representations and warranties that may have been made by any other Person.  Each of Parent and Buyer acknowledges that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III, Article V, any Ancillary Document and any certificate delivered at the Closing pursuant hereto or thereto, and is entering into the transactions contemplated by this Agreement and the Ancillary Documents subject only to such representations and warranties, as limited by the terms of this Agreement and such Ancillary

Documents as applicable.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY DOCUMENT, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE HEREIN TO PARENT OR BUYER OR ANY OTHER PERSON (I) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO PARENT OR BUYER, OR (II) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO PARENT, BUYER OR ANY OTHER PERSON.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article V are (i) correct and complete as of the date of this Agreement or (ii) to the extent made as of or with respect to a specific date, correct and complete as of such date.

5.1Organization, Qualification, Corporate Power and Authorization.  The Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation.  The Company is qualified to do business and is in good standing in the states listed on Section 5.1 of the Disclosure Schedule, which list represents each jurisdiction where such qualification is required.  The Company has full corporate power and authority to carry on the Business and to own and use the properties owned and used by it.

5.2Authorization of Transaction.  The Company has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, and to perform its obligations under this Agreement and each such Ancillary Document.  This Agreement has been, and each of the Ancillary Documents to which it is a party, when entered into by the Company, will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each of the Ancillary Documents to which the Company is a party, when entered into by the Company, will constitute, the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and general principles of equity.

5.3Capitalization.  Section 5.3 of the Disclosure Schedule sets forth: (a) the number of authorized shares for each class of the Company’s capital stock; and (b) the number of issued and outstanding shares of each class of the Company’s capital stock, all of which have been duly authorized and are validly issued, fully paid and non-assessable.  There are no outstanding Commitments that would require the Company to issue, sell or otherwise cause to become outstanding any of stock or other equity interests.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Sellers' Shares.

5.4Non-Contravention.  Except as set forth in Section 5.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (a) violate any Law, Decree or other restriction of any Governmental Authority to which the Company is subject or any provision of the Organizational Documents of the Company; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Material Contract; or (c) result in the imposition of an Encumbrance on any of the material assets of the Company except for Permitted Liens.  Except as set forth in Section 5.4 of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order for the Parties to consummate the transactions contemplated by this Agreement.

5.5Brokers’ Fees.  Except for the fees arising out of the Company’s engagement of Covington Associates, LLC, the Company does not have any liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement.

5.6Real Property.

(a)The Company does not own, nor has it ever owned, any real property.

(b)Section 5.6(b) of the Disclosure Schedule contains a list of each real property lease to which the Company is a party (each, a "Real Property Lease," and all real property under such leases being collectively, the "Leased Property").  Each Real Property Lease is valid, binding and enforceable and in full force and effect.  The Company is not in default under any Real Property Lease.

(c)The Leased Property constitutes all of the real property used, in any material respect, in connection with the operation of the Business, and is adequate to conduct the Business as currently conducted.

5.7No Subsidiaries.  The Company has no subsidiaries and owns no equity interest, or right to acquire any equity interest, in any Person.

5.8Financial Statements.

(a)Section 5.8 of the Disclosure Schedule sets forth the following financial statements (collectively, the "Financial Statements"): (i) the unaudited balance sheets and statements of income and cash flow of the Company as of and for the fiscal year ended on the Balance Sheet Date; and (ii) the unaudited balance sheet (the "Most Recent Balance Sheet") and income statement of the Company (together with the Most Recent Balance Sheet, the "Most Recent Financial Statements") as of and for the month ended on the Interim Balance Sheet Date.  Except as may be indicated in the notes thereto and except for the Most Recent Financial Statements, which are subject to normal year-end adjustments and do not contain all footnotes and other presentation items required under GAAP, each of the Financial Statements has been prepared (A) from the books and records of the Company consistent with past practices, and (B) in accordance with the Accounting Policies and Principles, applied on a consistent basis throughout the periods covered thereby, and presents fairly, in all material respects, the financial condition and results of operations and cash flows of the Company as of the respective dates and for the respective periods covered thereby.

(b)The Company has implemented and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The  Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)All classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies used and applied by the Company in the preparation of the Most Recent Reviewed Financial Statements, the Estimated Balance Sheet and the Estimated Working Capital Adjustment are in accordance with Accounting Policies and Principles.

5.9Absence of Certain Changes and Events.  From the Balance Sheet Date to the date of this Agreement there has not been any Material Adverse Change.  Except as set forth in Section 5.9 of the Disclosure Schedule, and without limiting the generality of the immediately preceding sentence, from the Balance Sheet Date to the date of this Agreement, the Company has not:

(a)amended its Organizational Documents;

(b)issued, sold or otherwise disposed of any of its stock or other equity interests, or granted any Commitments;

(c)effected any recapitalization, reclassification, stock split or like change in its capitalization;

(d)incurred any Company Indebtedness other than in the Ordinary Course of Business;

(e)sold, assigned, leased or transferred any of its tangible assets outside the Ordinary Course of Business;

(f)made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(g)made any capital investment in, any loan to, or any acquisition of the securities of, any other Person (or series of related capital investments, loans or acquisitions) outside the Ordinary Course of Business;

(h)granted any increase in the base compensation of or bonuses payable to any of its directors, managers, officers or employees, made any change in employment or severance terms for any of its directors, managers or officers, or any material change in the employment, severance or payment terms for any of its other employees, consultants or independent contractors, in each case, other than in the Ordinary Course of Business, or as required pursuant to the terms and conditions of any existing Contract, except for retention and similar arrangements entered into in contemplation of the transactions contemplated by this Agreement; or

(i)made any material change in its accounting methods, principles or practices for financial accounting (except for those changes required to comply with GAAP or applicable Law or as disclosed in the notes to the Financial Statements).

5.10Compliance with Laws.

(a)Except as set forth in Section 5.10(a) of the Disclosure Schedule, the Company has not been and is not in violation in any material respect of any applicable Law, and has conducted and are conducting the Business in all material respects in accordance with, applicable Laws and Governmental Orders.  Except as set forth in Section 5.10(a) of the Disclosure Schedule, no investigation, audit, inquiry or review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct any such investigation, audit, inquiry or review.

(b)The Company and all of its officers, directors and employees have complied in all material respects with all applicable Laws to which they are subject with respect to healthcare regulatory matters (including The Social Security Act, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7(a) and 7(b), including Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the "Federal Anti-Kickback Statute" and The Social Security Act, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the "Stark Statute," the statute commonly referred to as the "Federal False Claims Act," the Health Insurance Portability and Accountability Act of 1996 (commonly referred to as "HIPAA"), as amended by the Health Information Technology for Economic and Clinical Health Act (commonly referred to as the "HITECH Act") (collectively, "Health Care Laws").  The Company has maintained in all material respects all records required to be maintained by the Laws of all applicable federal, state and local Governmental Authorities as required by applicable Health Care Laws.  Neither the Company nor any Seller, or, to the Knowledge of the Company, any of their respective officers, directors, employees, consultants or agents, has been materially sanctioned as not being in compliance with any Health Care Laws.  Neither the Company nor, to the Knowledge of the Company, any of its officers, directors or employees, has since December 31, 2012, received any written notice or other communication from any Governmental Authority to the effect that it or any activity conducted by the Company is not in material compliance with any Health Care Laws.

(c)The Company is in material compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, the HITECH Act and any comparable state Laws.  The Company has established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA and the HITECH Act.  The Company has not received any written communication, or to the Company's Knowledge, any verbal notice, from any Governmental Authority that alleges that the Company is not in material compliance with the HIPAA Privacy and Security Standards or the HITECH Act.  Except as set forth in Section 5.10(c) of the Disclosure Schedule, no Breach has occurred with respect to any unsecured Protected Health Information (including electronic Protected Health Information) maintained by or for the Company that is subject to the notification requirements of 45 CFR Part 164, Subpart D, and no information security or privacy breach event has occurred that would require notification under any comparable state Laws.  For purposes of this Section, "Breach" means a breach of unsecured Protected Health Information as defined in 45 C.F.R. Section 164.402 and "Protected Health Information" means individually identifiable health information transmitted by electronic media, maintained in electronic media, or transmitted or maintained in any other form or medium as defined in 45 CFR Section 160.103.  The Company has record retention policies and procedures that require compliance with all records retention Laws pertaining to retention of health care records, and the Company has materially complied with such policies and procedures and such Law.

(d)There are no health care regulatory consents or notifications required to be made to any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement.

(e)Notwithstanding any other provisions of this Agreement, Section 5.13 contains the Company’s sole representations and warranties regarding Environmental Matters, Section 5.14 contains the Company’s sole representations and warranties regarding Taxes, and Section 5.20 contains the Company’s sole representations and warranties regarding ERISA and employee benefit plan matters, in each case with respect to compliance with applicable Law.

5.11Undisclosed Liabilities.  Except for: (a) liabilities reflected on or reserved against in the Financial Statements or disclosed in the notes thereto; (b) liabilities that have arisen since the Interim Balance Sheet Date in the Ordinary Course of Business; or (c) the Company Transaction Expenses, the Company does not have any material liabilities.

5.12Permits.  The Company possesses all material permits, licenses and authorizations necessary to carry on the Business in the manner presently conducted.  Section 5.12 of the Disclosure Schedule sets forth those permits, licenses and authorizations necessary to carry on the Business in the manner presently conducted, which permits, licenses and authorizations are valid and in full force and effect except as set forth therein.  The Company is not in default under, or violation of, any material permit, license or authorization held by it.

5.13Environmental Matters.  The Business is presently conducted, in all material respects, in compliance with all applicable Environmental Laws.  Since December 31, 2013, the Company has not received any written citation or other notification from any Governmental Authority or any other Person that the Company is in violation, in any material respect, of any Environmental Laws.  The Company is not subject to any Decree issued by any Governmental Authority with respect to Environmental Laws or violations thereof.  The Company has not generated, used, transported, treated, stored, released or disposed of any Hazardous Substances in material violation of any applicable Environmental Laws.

5.14Taxes.

(a)Except as set forth in Section 5.14 of the Disclosure Schedule, all income Tax Returns filed or required to be filed (after giving effect to extensions) on or before the date of this Agreement by or on behalf of the Company have been duly filed or extended and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes owed by the Company that are due and payable have been paid in full.

(b)The Company has provided to Buyer true, correct, and complete copies of all income Tax Returns of the Company filed for every taxable period for which the applicable statutory periods of limitations has not expired.  No claim concerning Taxes of the Company has been raised in writing by a Taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(c)There are no Encumbrances with respect to Taxes on any of the assets of the Company except for Permitted Liens.

(d)The Company has withheld from salaries, wages and other amounts paid or owing and deposited with and reported to the appropriate taxing authorities all material Taxes required to be so withheld, deposited or reported under Tax information reporting and withholding provisions of applicable Law.

(e)The Company is not a beneficiary of any extension of time that remains in effect (other than an automatic extension of time not requiring the consent of any Tax authority) within which: (i) to file any Tax Return or make any election, designation or similar filing relating to Taxes for which it is liable or (ii) to pay or remit any Taxes for which it is liable.  The Company has not extended any statute of limitations that remains in effect with respect to any material amount of Taxes for which it is liable.

(f)The Company has not been a party to any "listed transaction" as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

(g)The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(h)The Company is not a party to or bound by any Tax allocation or Tax sharing agreement other than any agreement entered into in the Ordinary Course of Business, the primary focus of which is not Taxes (including leases, loans or purchase and sale contracts that include ancillary Tax provisions).

(i)The Company (i) has not been a member of an affiliated group (under Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); or (ii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(j)The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

(k)The Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence, and the Company will be an S corporation up to and including the Closing Date.

(l)The Company shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of the Company's assets (caused by the Section 338(h)(10) Election.

(m)Each Person classified as an independent contractor or employee by the Company is properly classified as such in accordance with applicable Law.  The Company is in full compliance with applicable Law with respect to its treatment of Persons classified as independent contractors or employees.  To the Company’s Knowledge, each Person subject to service agreement with the Company who is not an individual and who has classified Persons performing assessments on such Person's behalf under such service agreement as an independent contractor has properly classified such Person in accordance with applicable Law.  The representations and warranties set forth in this Section 5.14(m) apply both to worker classification issues for Tax purposes and for labor and employment law purposes.

5.15Intellectual Property.

(a)Disclosure of Certain Intellectual Property.  Section 5.15(a)(i) of the  Disclosure Schedule is a complete and accurate list of all Registered Intellectual Property, grouped by Patents (including withdrawn, lapsed, abandoned or expired Patents), Trademarks, Copyrights, and domain names, and the title, application number, filing date, jurisdiction, and registration number for each item.  Section 5.15(a)(ii) of the Disclosure Schedule is a complete and accurate list of all Licensed Intellectual Property (other than Off-the-Shelf Software).  There is no item of Licensed Intellectual Property to which the Company has an exclusive license of any kind.  Section 5.15(a)(iii) of the Disclosure Schedule is a complete and accurate list of all Owned Intellectual Property.

(b)Enforceability; No Challenges.  Each item of Registered Intellectual Property is subsisting and in good standing, and to the Knowledge of the Company valid and enforceable.  To the Knowledge of the Company, there are no facts, information, or circumstances, including any facts or information that would constitute prior art, that would render any of the Registered Intellectual Property invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Registered Intellectual Property.  The Company has not misrepresented, or failed to disclose, any facts or information in any application for any Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that, to the Knowledge of the Company, would otherwise affect the enforceability of any Registered Intellectual Property.

(c)Proper Filing.  Except as disclosed in Section 5.15(c) of the Disclosure Schedule, with respect to each item of Registered Intellectual Property, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes have been paid, and all necessary documents and certificates have been filed with all relevant Registration Offices for the purposes of maintaining such Intellectual Property Rights, in each case in accordance with Law.  Section 5.15(c) of the Disclosure Schedule is a complete and accurate list of all actions that must be taken by the Company within 120 days of the Closing Date with respect to any of the Registered Intellectual Property, including payment of any filing, examination, registration, maintenance, renewal and other fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property Rights, in each case in accordance with Law.

(d)Domain Names.  No domain name included in the Registered Intellectual Property has lapsed, expired or been abandoned.

(e)Trade Secrets.  The Company has taken reasonable measures and precautions to protect and maintain the confidentiality of the material Trade Secrets included in the Intellectual Property.  To the Company's Knowledge, the Company has not disclosed any material Trade Secrets to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof.  All use, disclosure or appropriation by the Company of any Trade Secret not owned by it has been pursuant to the terms of a written agreement between it and the owner of such Trade Secret, or is otherwise lawful.  The Company has not received a notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Owned Intellectual Property.  No Person that has received any material Trade Secrets from the Company has refused to provide to the Company, after the Company’s request therefor, a certificate of return or destruction of any documents or materials containing such Trade Secrets.

(f)Ownership of and Right to Use Intellectual Property; No Encumbrances.  The Company is the sole and exclusive owner of and has good title to all Owned Intellectual Property, free and clear of all Encumbrances.  The Company has the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of Owned Intellectual Property.  The Company has not transferred ownership of, or granted any exclusive license with respect to, any Owned Intellectual Property or permitted the rights of the Company in any Owned Intellectual Property to enter into the public domain.  The Company has a valid, legally enforceable right to use, practice and otherwise exploit all Licensed Intellectual Property, subject to the terms of each applicable license agreement.  Subject to the terms of the applicable license agreement, each item of Licensed Intellectual Property (including without limitation any interest therein acquired through a license or other right to use, but excluding any Off-the-Shelf Software) is free and clear of Encumbrances created or granted by or to the Company.  The Company has not received any written notice that any portion of the Licensed Intellectual Property is subject to any Encumbrance.

(g)Disclosure of Inbound Licenses. Section 5.15(g) of the Disclosure Schedule is a complete and accurate list of all Contracts pursuant to which any Person granted or is required to grant to the Company any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights to any current or future Intellectual Property Rights, or where the Company is the beneficiary of a covenant or obligation not to assert any Intellectual Property Rights against the Company prior to asserting such Intellectual Property Rights against any other Person or a covenant or obligation to exhaust remedies as to particular Intellectual Property Rights against any Person prior to seeking remedies against the Company.

(h)Disclosure of Other Intellectual Property Agreements.  Section 5.15(h) of the Disclosure Schedule is a complete and accurate list, grouped by subsection, of all Contracts as follows: (i) regarding joint development with third parties of any products or Company Technology; (ii) by which the Company, granted or is required to grant any ownership right or title to any Intellectual Property Rights, (iii) by which the Company is assigned or granted an ownership interest in any Intellectual Property Rights (other than written agreements with employees and independent contractors that assign or grant to the Company ownership of Intellectual Property Rights developed in the course of providing services to the Company); (iv) under which the Company grants or receives an option or right of first refusal or negotiation relating to any Intellectual Property Rights; (v) under which any Person is granted any right to access Company Source Code or to use Company Source Code, including without limitation the right to create derivative works of the Company's products; (vi) pursuant to which the Company has deposited or is required to deposit with an escrow agent or any other Person Company Source Code or other Company Technology or the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of the Company Source Code; or (vii) that restricts the use, sale, transfer, delivery or licensing of Intellectual Property Rights, including without limitation any covenant not to compete having such implications.

(i)Royalties.  The Company does not have any contractual obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property Rights (or any tangible embodiment thereof) or reproducing, making, using, selling, offering for sale, distributing or importing any Company product.

(j)Indemnification.  Except as set forth in Section 5.15(j) of the Disclosure Schedule, the Company has not entered into any Contract to defend, indemnify or hold harmless any Person against any charge of infringement of any Intellectual Property Rights.

(k)No Breach.  The Company is not in breach in any material respect of any Contract described in this Section.  To the Knowledge of the Company, no other Person is in breach in any material respect of any Contract described in this Section.

(l)Public Software.  Section 5.15(l) of the Disclosure Schedule provides a summary of the following: (i) all Public Software used by the Company in any manner in the conduct of the Business; (ii) a description of each item of Public Software identified in the foregoing subpart (i); (iii)  the Open License Terms applicable to such Public Software and a reference to where such Open License Terms may be found; (iv) whether such Public Software has been distributed by the Company to any Person or only used internally by the Company; (v) whether (and if so, how) such Public Software has been modified by the Company; and (vi) the Company software in which any Public Software is used.  No Public Software was or is used in connection with the development of any Company product.  The Company is in compliance with all Open License Terms applicable to any Public Software.  The Company has not received any notice alleging that it is in violation or breach of any Open License Terms.

(m)No Joint Ownership.  The Company does not jointly own, license or claim any right, title or interest with any other Person of any Owned Intellectual Property.

(n)No Employee Ownership.  No current or former officer, manager, director, equity holder, member, employee, consultant or independent contractor of the Company has any right, title or interest in, to or under any Company Intellectual Property that has not been either irrevocably assigned or transferred to it or licensed (with the right to grant sublicenses) to it under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license and disclosed in Section 5.15(n) of the Disclosure Schedule.

(o)No Challenges.  No Person has challenged, or to the Company's Knowledge, threatened to challenge, and no Person has asserted, or to the Company's Knowledge, threatened a claim or made a demand, nor is there any pending proceeding or, to the Company's Knowledge, threatened any such challenge, claim, demand or proceeding, which would adversely affect (i) the Company’s right, title or interest in, to or under the Owned Intellectual Property, (b) any Contract, license or other arrangement under which either Company claims any right, title or interest under the Owned Intellectual Property or restricts the use, manufacture, transfer, sale, delivery or licensing by it of any Owned Intellectual Property, or (c) the validity, enforceability or claim construction of any Patents that are part of the Owned Intellectual Property.  The Company has not received any written notice regarding any such challenge, claim, demand or proceeding.

(p)No Restrictions.  The Company is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing by it of the Owned Intellectual Property, or, with respect to any such proceeding, the use, manufacture, transfer, sale, importation or licensing of any Company product, or that if determined adversely to it would adversely affect the validity, use or enforceability of any Owned Intellectual Property.

(q)No Infringement by Other Persons.  To the Company's Knowledge, no Owned Intellectual Property or Licensed Intellectual Property that is exclusively licensed to the Company is being or has been infringed, misappropriated or violated by any Person.

(r)No Infringement by the Company.  To the Company's Knowledge, the conduct of the Business, including without limitation the making, using, offering for sale, selling, distributing and/or importing of any Company product does not and will not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Intellectual Property Rights of any Person.  No Person has asserted in writing or to the Company's Knowledge threatened a claim, nor has any Company received any written notification, that the Business or any Owned Intellectual Property (or that any Intellectual Property Rights embodied in the Owned Intellectual Property) infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of any Person’s Intellectual Property Rights.  No Person has notified the Company in writing that the Company requires a license to any Person’s Intellectual Property Rights and the Company has not received any unsolicited written offer to license (or any other notice of) any Person’s Intellectual Property Rights.  The Company has not obtained any non-infringement, freedom to operate, clearances or invalidity opinions from counsel (inside or outside counsel) regarding the Business.

(s)Employee and Contractor Agreements.  Except as disclosed in Section 5.15(s) of the Disclosure Schedule, all current and former employees, consultants and independent contractors of the Company who are or were involved in, or who have contributed in any manner to the creation or development of any Owned Intellectual Property have executed and delivered to the Company a written agreement regarding the protection of proprietary information and the irrevocable assignment to the Company of any Owned Intellectual Property, the form(s) of which agreements are substantially identical to those made available by the Company.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor is in violation of any term of any such agreement.  Section 5.15(s) of the Disclosure Schedule also sets forth a complete and accurate list of all consultants and independent contractors used by the Company in connection with the conception, reduction to practice, creation, derivation, development, or making of the Owned Intellectual Property.

(t)No Release of Source Code.   The Company has not, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, any Source Code with respect to any Owned Intellectual Property, except for disclosures to employees, independent contractors or consultants under binding written agreements that prohibit use or disclosure except in the performance of services for the Company.  To the Company's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of such Source Code.

(u)No Standards Bodies.  The Company is not now, nor has ever been, and no previous owner of any Owned Intellectual Property owned or purported to be owned by the Company was during the duration of their respective ownership, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate the Company or the previous owner to grant or offer to any other Person any license or other right to the Owned Intellectual Property, including without limitation any future Intellectual Property Rights developed, conceived, made or reduced to practice by the Company after the Closing Date.

(v)No Government Funding.  No funding, facilities, resources or personnel of any Governmental Authority or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Owned Intellectual Property.

(w)No Limits on the Company’s Rights.  The execution, delivery or performance of this Agreement or any Ancillary Document contemplated hereby, the consummation of the transactions contemplated by this Agreement or such Ancillary Document and the satisfaction of any Closing condition set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on the Company's post-Closing right, title or interest in or to the Owned Intellectual Property, nor will it cause: (i) a Company to grant to any other Person any right to or with respect to any Intellectual Property, (ii) the Company to be bound by, or subject to, any non-compete or other restriction on the operation or scope of its Business, or (iii) the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any Person in excess of those payable by it in the absence of this Agreement or the transactions contemplated hereby, except as set forth in the terms of license arrangements for Off-the-Shelf Software or as required by Parent or Buyer.

(x)Registered Intellectual Property.   The Company does not have any Registered Intellectual Property other than as set forth on Section 5.15(a)(i) of the Disclosure Schedule.

5.16Contracts.

(a)Section 5.16(a) of the Disclosure Schedule lists and, the Company has made available to Buyer copies of, the following Contracts with respect to which the Company has ongoing obligations as of the date hereof (collectively, the "Material Contracts"):

(i)all Contracts with customers, suppliers or vendors providing for annual expenditures or receipts or payments by the Company of $50,000 or more;

(ii)all Contracts relating to Company Indebtedness;

(iii)all Contracts relating to employment or compensation of any employee of the Company with an aggregate annual salary and cash bonus in excess of $50,000 or containing any change-in-control or severance payment obligations;

(iv)all Contracts providing for commission or equity or non-equity incentive payments;

(v)all lease agreements (whether of real or personal property) providing for annual lease payments in excess of $50,000;

(vi)all Contracts relating to the acquisition or disposition of any equity, business or assets (whether by merger, sale of stock, sale of assets or otherwise);

(vii)all Contracts relating to the Intellectual Property Rights or the license or ownership thereof (other than Off-the-Shelf Software);

(viii)all Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(ix)all Contracts relating to the issuance of equity or debt in the Company or rights to acquire equity or debt interests in the Company;

(x)all Contracts to which the Company, on the one hand, and any of the Company’s Affiliates, on the other hand, are parties or by which they are bound that relate to or are connected in any way with the Business;

(xi)all Contracts with any Governmental Authority;

(xii)all Contracts restricting the ability of the Company to engage in any line of business or to compete with any Person; which limits or purports to limit the ability of the Company’s Business to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiii)all Contracts which contains "most favored nation" or preferred pricing provisions;

(xiv)all Contracts for which the execution of this Agreement and/or the consummation of the transaction contemplated hereby could reasonably be expected to (A) permit any other party to cancel or terminate the same (with or without notice of passage of time); (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the Company; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract; and

(xv)all Contracts relating to the prospective acquisition or disposition of any material assets, product line or service offering outside the Ordinary Course of Business.

(b)Each of the Material Contracts is in full force and effect, is a valid and binding obligation of the Company, and is enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and general principles of equity).  The Company is not in breach of, or default under, any Material Contract in any material respect.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

(c)Except as set forth on Section 5.16(c) of the Disclosure Schedule, no prior consent of any party to a Material Contract is required for the consummation by the Sellers or the Company of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the loss of any right under or the incurrence of any obligation under, such Material Contract.

(d)Section 5.16(d) of the Disclosure Schedule sets forth a list of customer contracts (including written work orders) where the customer relationship has generated at least $50,000 in aggregate revenues during calendar year 2014 or 2015 (the "Customer Contracts").  Sellers have made available to Buyer a true and correct copy, including all amendments and written work orders, with respect to each Customer Contract.  The Company has performed in all material respects its obligations and otherwise complied in all material respects with the terms of such Customer Contracts (including any work orders delivered in connection therewith) and is not currently in default in any material respect under any such Customer Contracts.  The Company has not received any written communication from any customer who is a party to a Customer Contracts that either alleges or notifies the Company that the Company or any Company employees or contractors has breached in any material respect any of the terms of a Customer Contract.  Except as set forth on Section 5.16(d) of the Disclosure Schedule, the Company has not received any communication from any customer who is a party to a Customer Contract stating that such customer intends to terminate, suspend or modify in any material respects the customer relationship, or reduce in any material respect the volume of assessments made by the Company for such customer.  Except for payment adjustments or inquiries occurring in the ordinary course of business, there are no pending payment disputes with any party to a Customer Contract.

5.17Insurance.  Section 5.17 of the Disclosure Schedule sets forth a list of each material insurance policy (collectively, the "Insurance Policies") maintained by the Company.  No written notice of cancellation or termination of any of the Insurance Policies has been received by the Company, and all premiums due on the Insurance Policies have been paid.  Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage.  Except as set forth in Section 5.17 of the Disclosure Schedule, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  The Company is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

5.18Litigation.

(a)Except as set forth on Section 5.18(a) of the Disclosure Schedule, there is no Proceeding pending before any Governmental Authority, foreign or domestic, or, arbitrator, or, to the Knowledge of the Company, threatened against the Company, or any of their properties or any of its officers or directors (in their capacities as such).  There is no judgment, injunction, decree or order against the Company or, to the Company's Knowledge, any of their directors or officers (in their capacities as such).

(b)To the Company's Knowledge, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement is in effect, nor is there pending any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing, nor has there been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of such transactions illegal.

(c)There is not pending or, to the Company's Knowledge, threatened, any Action in which a Governmental Authority is or is threatened to become a party or is otherwise involved, and the Company has not received any communication from any Governmental Authority in which such Governmental Authority indicates the probability of commencing any legal proceeding or taking any other action:  (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (ii) relating to this Agreement and seeking to obtain from Buyer, Buyer's Affiliates, or from the Company, any damages or other relief; or (iii) that would adversely affect the right of Buyer or the Company to own the assets or operate the Business.

5.19Labor Matters.

(a)Section 5.19(a) of the Disclosure Schedule sets forth for each employee of the Company whose annual base salary exceeds $50,000, such employee’s name, title or position held, and base salary, wage or other pay rate.

(b)The Company is not a party to any collective bargaining agreement or other labor union contract and, to the Knowledge of the Company, no petition has been filed, nor has any proceeding been instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative.

(c)The Company is, in all material respects, in compliance with all applicable Laws pertaining to employment and employment practices, including all such Laws relating to labor relations, equal employment, fair employment practices, entitlements, workers compensation, prohibited discrimination, employment eligibility, immigration or other similar employment practices or acts.

(d)There are no pending nor, to the Knowledge of the Company, threatened labor strikes, work stoppages, slowdowns or refusals to work or similar material labor disruption or dispute affecting the Company, and, to the Knowledge of the Company, there are no labor disputes currently subject to any grievance procedure or Proceeding.

(e)All Persons performing services directly or indirectly for the Company is properly classified for Tax and employment purposes as employees or independent contractors.   To the Company's Knowledge, no Governmental Authority has challenged the classification of any Person who is directly or indirectly providing services to or on behalf of the Company.

(f)The Company is in compliance in all material respects with the Immigration Reform and Control Act of 1986, as amended.

5.20Employee Benefit Plans.

(a)Company Employee Plans.  Section 5.20(a) of the Disclosure Schedule contains in all material respects an accurate and complete list of each plan, program, policy, practice, contract, agreement or other arrangement providing for direct or indirect compensation, severance benefits, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension benefits, retirement benefits, profit-sharing benefits, savings benefits, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, repatriation or expatriation benefits, tax gross ups, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is or has during the last three years been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, director or consultant (collectively, the "Company Employee Plans").  The Company has not made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement).

(b)Documents.  The Company has provided to Buyer, in each case, to the extent applicable, (i) current, correct and complete copies of all documents embodying each Company Employee Plan including all amendments thereto and all related trust documents (or a summary of any oral Company Employee Plan), (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each Company Employee Plan, (v) all communications material to any employee or employees relating to any Company

Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (vii) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material correspondence to or from any Governmental Authority relating to any Company Employee Plan, (viii) all model Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each applicable Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, to the extent applicable, (xii) all HIPAA privacy notices and all business associate agreements to the extent required under HIPAA, (xiii) the most recent Internal Revenue Service ("IRS") determination or opinion letter issued with respect to each Company Employee Plan and (xiv) all rulings or notices issued by a governmental agency with respect to each Company Employee Plan.

(c)Company Employee Plan Compliance.  The Company has performed in all material respects all obligations required to be performed by it under, is not default or violation of, and the Company has no Knowledge of any default or violation of any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with applicable Law, including ERISA or the Code.  Each Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination, and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Company Employee Plan or trust to fail to qualify under § 401(a) or 501(a) of the Code.  No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan and, to the Knowledge of the Company or any ERISA Affiliates, no fact or circumstance exists that would make such an action, suit or claim likely to occur.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Buyer or the Company (other than ordinary administration expenses), other than those Company Employee Plans identified on Section 5.20(a) of Disclosure Schedule that require assent of a participant thereof to effect an amendment or termination.  There are no audits, inquiries or proceedings pending or that have been initiated, or to the Knowledge of the

Company or any ERISA Affiliates, by the IRS, United States Department of Labor, or any other Governmental Authority with respect to any Company Employee Plan.  The Company is not subject to any material fine, assessment, penalty or other Tax or liability with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or otherwise by operation of law or contract.  The Company has timely made in all material respects all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)Pension Plan; Collectively Bargained, Multiemployer and Multiple-Employer Plan.  Neither the Company nor any entity that is treated as a "single employer" with the Company pursuant to Section 414(b), 414(c), 414(m), or 414(o) of the Code (an "ERISA Affiliate")  has within the last six (6) years maintained, established, sponsored, participated, in, contributed to, or could other incur any liability with respect to: (i) any "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code; (ii) any "multiple employer plan", within the meaning of Section 210, 4063 or 4064 of ERISA or Section 413(c) of the Code; (iii) any employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Sections 412 of the Code; or (iv) any "multiple employer welfare arrangement," as defined in Section 3(40) of ERISA.

(e)No Self-Insured Company Employee Plan.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to or incurred an obligation to contribute to any self-insured "group health plan" (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program, including any such plan pursuant to which a stop-loss policy or contract applies).

(f)No Post-Employment Obligations.  No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person, except as may be required by COBRA or other applicable statute, and the Company has not represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(g)Effect of Transaction.  Excluding the payment of the Purchase Price to the Sellers, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any material payment (including severance, golden parachute, bonus, tax gross up, or otherwise), becoming due to any current or former employee, director or consultant, (ii) result in any forgiveness of indebtedness of any current or former employee, director or consultant, (iii) materially increase any benefits otherwise payable by the Company to any current or former employee, director or consultant, or (iv) result in the acceleration of the time of payment or vesting of any such benefits to any current or former employee, director or consultant except as required under Section 411(d)(3) of the Code.

(h)Deferred Compensation.  No compensation shall be includable in the gross income of any current or former employee, director or consultant of either Company or any of its ERISA Affiliates as a result of the operation of Sections 409A or 457A of the Code with respect to any applicable arrangements or agreements in effect prior to the Effective Time.  No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company are treated as deferred compensation arrangements subject to the requirements of Sections 409A or 457A of the Code.  Each "nonqualified deferred compensation plan" (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder and under Section 457A of the Code and the guidance thereunder) under which either Company or any of its ERISA Affiliates makes, is obligated to make or promises to make, payments (each, a "409A Plan") complies in all material respects, in both form and operation, with the requirements of Sections 409A and 457A of the Code and the guidance thereunder.  Section 5.19(f)(h) of the Disclosure Schedule lists each 409A Plan under which the Company or its ERISA Affiliates makes, is obligated to make or promises to make, payments.  No payment to be made under any 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code or Section 457A of the Code.

(i)COBRA; FMLA.  The Company has complied in all material respects with COBRA, the Family Medical Leave Act of 1993, as amended, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees.  The Company has no unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j)Employment Matters.  The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to employees:  (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Company's Knowledge threatened, or reasonably anticipated, against the Company relating to any employee or Company Employee Plan.  There are no pending or to the Company's Knowledge threatened, or reasonably anticipated, claims or actions against the Company or any trustee under any worker’s compensation policy.  The services provided by the Company are terminable at the will of the Company.  No employees of the Company are employed pursuant to a written employment agreement by the Company.  There are no contractual liabilities of the Company to any employee, director or consultant, that result from the termination by Buyer or the Company of such Person’s employment or provision of services, a change of control of the Company, or a combination thereof.  The Company has no direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(k)Labor.  No work stoppage or labor strike against the Company is pending, or, to the Knowledge of the Company, threatened, or reasonably anticipated.  The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees of the Company.  There are no actions, suits, claims, labor disputes or grievances pending or, to the Company's Knowledge, threatened, or reasonably anticipated relating to any labor matters involving any employee of the Company, including charges of unfair labor practices. The Company has not engaged, to the extent material, in any unfair labor practices within the meaning of the National Labor Relations Act.  The Company does not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council agreements or procedures, or union contract with respect to employees and no collective bargaining agreement is being negotiated by the Company.  Within the past year, the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local law.

(l)PPACA.  The Company has complied in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010 ("PPACA"), including, without limitation, offering affordable coverage to a sufficient number of employees of the Company to avoid penalties under the PPACA.

(m)No Interference or Conflict.  To the Knowledge of the Company, no stockholder, director, officer, employee or consultant of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Business.  To the Knowledge of the Company, neither the execution nor delivery of this Agreement, nor the carrying on of the Business as presently conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of such Business as presently conducted will, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(n)Termination of 401(k) Plan.  The Company has adopted resolutions and any related amendments providing for the termination of the Long Term Solutions 401(k) Profit Sharing Plan and Trust, effective at least one day prior to the Closing Date.

5.21Accounts Receivable.  Subject to any reserves set forth therein, the accounts receivable shown on the Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the Ordinary Course of Business consistent with past practices in each case with Persons other than Affiliates, are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims.  The accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Financial Statements.

5.22Absence of Unlawful Payments.  The Company has not, and to the Knowledge of the Company, none of its directors, officers, employees, agents or representatives in their capacity as such, or Person acting on behalf of any of the aforementioned, have offered, authorized, made, paid or received, or will in the future offer, authorize, make, pay or receive, directly or indirectly, any bribes, kickbacks, or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person; nor have any of them, directly or indirectly, committed any violation of any applicable anti-corruption law or regulation, including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq.

5.23Privacy; Security Measures.

(a)Privacy.  Except as set forth in Section 5.23(a) of the Disclosure Schedule, the Company has complied in all material respects with all applicable Law, contractual obligations and its privacy policies relating to the collection, storage, use, disclosure and transfer of any personally identifiable information collected by or on behalf of it, and has taken all appropriate and industry standard measures to protect and maintain the confidential nature of such personally identifiable information.  The execution, delivery and performance of this Agreement and any Ancillary Document contemplated hereby will comply with all applicable Law relating to privacy and with the Companies' privacy policies.  The Company has not received a written complaint regarding its collection, use or disclosure of personally identifiable information.

(b)Security Measures.  The Company has implemented and maintained, consistent with industry standard practices and its contractual and other obligations to other Persons, all reasonable security and other reasonable measures necessary to protect all computers, networks, software and systems used in connection with the operation of the Business (the "Information Systems") from viruses and unauthorized access, use, modification, disclosure or other misuse.  The Company has provided to Buyer all of its disaster recovery and security plans, and procedures relating to the Company's Information Systems.  To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the Company's Information Systems.

5.24Restrictions on Business Activities.  There is no Decree binding upon the Company that has or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of its Business as presently conducted.

5.25Title to Property.

(a)The Company has good title to all of its properties, interests in properties and assets reflected in the Most Recent Balance Sheet or acquired after the date of the Most Recent Balance Sheet or properties, interests in properties and assets sold or otherwise disposed of since the date of the Most Recent Balance Sheet in the Ordinary Course of Business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Encumbrances except for Permitted Liens.  The plants, property and equipment of the Company that are used in the operations of the Business are in all material respects in adequate working condition and repair, subject to normal wear and tear.  All properties used in the operations of the Company are reflected in the Financial Statements to the extent required by Accounting Principles and Policies.

(b)Upon Buyer's payment to the holders of the security interests in the assets of the Company in the amounts set forth on the Estimated Closing Statement, each of the assets of the Company will be released from all security interests thereon, and the Company shall be able to take all steps necessary to terminate all UCC financing statements which have been filed with respect to such security interests.

5.26Full Disclosure.  To the Knowledge of the Company, no representation or warranty by Sellers or the Company in this Agreement and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS

6.1Cooperation; Required Consents.

(a)Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article VII).

(b)As soon as practicable, the Parties shall commence all reasonable actions to make the notifications and obtain the consents, provide the notices, and make the filings set forth in Section 6.1(b) of the Disclosure Schedule (collectively, the "Required Consents") required to consummate the transactions contemplated by this Agreement.

6.2Access.  Prior to the Closing, the Company will permit representatives of Buyer to have reasonable access, during normal business hours and in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, books, records, contracts and documents of or pertaining to the Business as Buyer may reasonably request.  All requests for information made pursuant to this Section 6.2 shall be directed to Anne Harrington or Noreen Guanci, or such other officers of the Company as may be designated in writing by Ms. Harrington or Ms. Guanci.

6.3Expenses.  Except as otherwise provided in this Agreement, each of the Parties shall pay their respective costs and expenses in connection with the negotiation and preparation of this Agreement and the Ancillary Documents, and their respective performance hereunder and thereunder, including fees, expenses and disbursements of third party brokers, attorneys, accountants and other service providers.

6.4Intentionally Omitted.

6.5No Public Announcement.  Unless otherwise required by applicable Law, no press release or public announcement related to this Agreement or the transactions contemplated hereby, or, prior to the Closing, any other announcement or communication to the employees or Persons having business relations with the Company, shall be issued or made by any Party, in each case without the joint approval of Buyer and Sellers, which approval shall not be unreasonably withheld, delayed or conditioned; provided that the foregoing restrictions shall not restrict or prohibit: (a) any Party from making any announcement to its employees, equity holders, customers and other business relations to the extent such Party reasonably determines in good faith that such announcement is necessary or advisable; or (b) Parent or Buyer from providing general information about the subject matter of this Agreement and the transactions contemplated hereby in connection with their fundraising, marketing, informational or reporting activities.

6.6Preservation of Books and Records.  After the Closing Date, Buyer shall, and shall cause its Affiliates to, until the seventh anniversary of the Closing Date, retain all books, records and other documents of the Company relating to periods prior to the Closing and make the same available for inspection and copying by each Seller (at such Seller’s expense) during normal business hours, upon reasonable request and upon reasonable notice.  Buyer shall not, and shall cause each of its Affiliates to not, destroy or permit to be destroyed any such books, records or documents after the seventh  anniversary of the Closing Date without first advising Sellers in writing and giving Sellers a reasonable opportunity to obtain possession thereof.

6.7Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be shared by Sellers when due, and Sellers will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such.  The Sellers, on the one hand, and the Buyer, on the other hand, will each be responsible for one-half of any such Taxes and related expenses, and promptly upon the request of the Sellers, but in any event within five Business Days of receipt of a written statement setting forth such Taxes and related expenses, Buyer shall remit to Sellers an amount equal to one-half of any such amounts.  Each of the parties hereto shall prepare and file, and shall fully cooperate with the other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.

6.8Further Assurances.  Subject to the terms and conditions of this Agreement, each Party agrees, from time to time as and when requested by any other Party, to execute and deliver, or cause to be executed and delivered, all such documents, and to use its commercially reasonable efforts to take, or cause to be taken, all such further or other appropriate actions and to do, or cause to be done, all other things, as such other Party may reasonably deem necessary or desirable to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

6.9Closing Conditions.  From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, each Party shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII.

6.10Tax Matters.

(a)The Company and each Seller shall join with Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state and local law) with respect to the purchase and sale of the Sellers' Shares under this Agreement (collectively, a "Section 338(h)(10) Election").  Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their tax returns to the extent required by applicable Law.  Sellers shall also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Code Section 1374, (ii) any Tax imposed under Regulation Section 1.338(h)(10)-1(d)(2), and any state or local Tax imposed on the Company arising out of the Section 338(h)(10) Election.  In particular, and not by way of limitation, in order to effect such election, on or prior to the Closing Date, Buyer and Sellers shall cooperate to prepare and jointly execute necessary copies of Internal Revenue Service Forms 8023 and 8883 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations and Sellers shall deliver such documents to Buyer at or prior to Closing.  Sellers acknowledge and agree that the Form 8883 will be included with the filing of the Company's final S corporation tax return.

(b)Parent, Buyer, the Company and the Sellers agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder.  Buyer, the Company and the Sellers shall file all Tax returns and information reports in a manner consistent with such allocations.  Buyer shall prepare a completed set of Internal Revenue Service Forms 8883 (and any comparable forms required to be filed under state and local Tax law) and any additional data or materials required to be attached to Form 8883 pursuant to Treasury Regulations promulgated under Section 338 of the Code.

(c)The Company and Sellers shall not revoke the Company's election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362.  Company and the Sellers shall not take or allow any action that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

(d)To the extent permitted or required by law or administrative practice, the taxable year of the Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date.  In the case of any Taxes of the Company that are payable with respect to any Tax period that includes (but does not end on) the Closing Date (a "Straddle

Period"), the portion of any such Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall: (i) in the case of Taxes that are either (A) based upon or related to income, activities, events, receipts or expenditures, or (B) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), will be determined based on an interim closing of the books as of the close of business on the Closing Date; and (ii) in the case of all other Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  Without limiting the generality of the immediately preceding sentence, any retention or transaction bonuses or other compensatory payments or payment obligations of the Company to employees or other Persons that will become due and payable as a result of the consummation of the transactions contemplated by this Agreement shall be considered to have been paid prior to the Closing Date, but only to the extent that such compensation is included as a Transaction Expense or otherwise included as a current liability in the calculation of Working Capital.

(e)Subject to Section 6.10, following the Closing, Sellers shall prepare or cause to be prepared all Tax Returns for the Company that relate to (or include) any  Pre-Closing Tax Period and that are due after the Closing Date.  Buyer or the Company shall file or cause to be filed such Tax Returns.  Buyer shall be permitted to review any such Tax Return prior to the filing thereof.  Sellers shall pay or cause to be paid the Taxes shown as due on any such Tax Return to the extent such Taxes relate to (or include ) any Pre-Closing Tax Period.  Notwithstanding anything to the contrary in this Agreement, the Sellers shall have no liability under this Agreement with respect to (and Buyer shall pay or cause to be paid) (i) any Taxes that were taken into account in the calculation of Closing Working Capital, (ii) Taxes incurred as a result of actions outside the ordinary course taken after the Closing, or (iii) Taxes incurred after the Closing Date.  Notwithstanding anything to the contrary anywhere in this Agreement, the parties agree that all losses, deductions, credits and any other Tax Benefits available on account of the payment or incurrence of the Transaction Expenses, the payment of the Company Indebtedness, and the other transactions are payments contemplated by this Agreement shall be reported in Pre-Closing Tax Periods (and otherwise treated as attributable to Pre-Closing Tax Periods and for the economic benefit of the Sellers).  Buyer shall prepare and timely file (or cause to be prepared and timely filed) all other Tax Returns of the Company required to be filed with any Governmental Authority after the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns.  With respect to any Tax Returns filed with respect to any Pre-Closing Taxable Period, or with respect to any Straddle Period, Sellers shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns (collectively, "Sellers' Taxes").

(f)Buyer shall not (and shall not cause or permit Parent or the Company to) (i) amend any Tax Return that relates to any Pre-Closing Tax Period or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such Pre-Closing Tax Period or to any Straddle Period, in each case without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer shall, if the Sellers request and at the expense of the Sellers, cause the Company to file for and obtain any refunds or credits to which Sellers may be entitled hereunder.  Buyer shall permit Sellers to control (at the expense and in the sole discretion of the Sellers) the prosecution and content of any such refund or credit claim.

(g)Any refunds (including, for the avoidance of doubt, overpayments of estimated Taxes) of, or credits against, Taxes of, or with respect to, the Company for any Pre-Closing Tax Period will be for the benefit of Sellers, and Buyer or the Company will forward the amount of any such refunds (whether received as a refund or as a credit against or an offset of Taxes otherwise payable), together with any interest thereon, as directed by Sellers within 10 days of receipt.

(h)Buyer, the Company and Sellers will, and will cause their respective Affiliates to, provide each other with such cooperation and information as any of them reasonably may request in connection with any Tax matters relating to the Company.  Buyer will retain, or cause the Company to retain, all Tax Returns, schedules and work papers, records and other documents in its possessions relating to Tax matters of the Company for all Pre-Closing Tax Periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate or (ii) six years following the due date (without extension) for such Tax Returns.

(i)Buyer shall promptly notify Sellers in writing of the commencement of any audit or examination of any Tax Return of the Company for any Pre-Closing Tax Period and any proposed change or adjustment, claim, dispute, arbitration or litigation that, if sustained, would reasonably be expected to give rise to a claim for indemnification in respect of Taxes under this Agreement (a “Tax Claim”).  Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Taxing authority in respect of any such asserted Tax Claim.  Sellers shall have the right to control any Tax Claims in the Tax audit, examination, and settlement stage, and, if not settled, in any further contest; provided, however, that Sellers shall inform Buyer of the status and progress of such Tax Claim and that Buyer will have the opportunity to participate in such Tax Claim at its expense.  Sellers may not settle any Tax Claim (either at the audit or examination stage or thereafter) without first obtaining Buyer’s consent (which concsent shall not be unreasonably withheld, conditioned or delayed).

6.11Non-Competition and Non-Solicitation.

(a)For a period beginning on the Closing Date and ending on the fifth anniversary of the later of (i) the termination of such Seller's employment with the Company, Parent or an Affiliate of Parent or (ii) the Closing Date, each Seller shall not, except in her capacity as an officer or employee of the Company, engage in or assist others in engaging in the Business within the United States (the "Territory"), as a stockholder, partner, member, owner, joint venturer, investor, employee, officer, director, sole proprietor, or similar capacity (other than as a holder of not more than two percent (2%) of the total outstanding stock of a publicly held company).

(b)For a period beginning on the Closing Date and ending on later of (i) the fifth anniversary the Closing Date, or (ii) three years after termination of such Seller's employment with Parent or an Affiliate of Parent, each Seller agrees that she or it shall not, directly or indirectly, for herself or on behalf of any other Person: (A) induce, persuade or encourage any customer or supplier of the Business in the Territory to cease doing business with the Company, Buyer or any Affiliate thereof; (B) solicit or procure the business of any Person that is a customer of the Company as of the Closing Date in the Territory in connection with any activities which are in competition with the Business; (C) accept or procure any business from any Person that is a customer of the Company as of the Closing Date in the Territory in connection with any activities which are in competition with the Business; or (D) supply or procure any services to any Person that is a customer of the Company as of the Closing Date in the Territory in connection with any activities which are in competition with the Business.

(c)For a period beginning on the Closing Date and ending on later of (i) the fifth anniversary the Closing Date, or (ii) three years after termination of such Seller's employment with Parent or an Affiliate of Parent, each Seller agrees that she or it shall not, directly or indirectly, for herself or on behalf of any other Person, (A) hire or solicit for employment any employee of the Company (defined to include for purpose of this Section an individual who was employed during the Restriction Period or during the 12 months preceding the Closing Date), Buyer or any Affiliate thereof who was, as of the Closing Date, an employee of the Company, or (B) induce, persuade or encourage any employee of the Company to terminate such employee’s position with the Company.

(d)Each Seller acknowledges that: (i) an essential part of the acquisition contemplated by this Agreement is the purchase by Buyer of goodwill, and that to protect and preserve such goodwill, the covenants set forth in this Section 6.11 are not only reasonable and necessary but required as a condition to Buyer’s consummation of the transactions contemplated by this Agreement; (ii) the provisions of this Section 6.11 are the product of arm’s-length negotiations and are reasonable and necessary to protect and preserve Buyer’s interests in and right to the ownership, use and operation of the Business from and after the Closing Date; and (iii) Buyer would be irreparably damaged if such Seller breached her or its covenants set forth in this Section 6.11.

(e)The Parties recognize that damages in the event of a breach by any Seller of any provision of this Section 6.11 would be difficult, if not impossible, to ascertain, and that such breach would give rise to irreparable harm to Buyer and the Company, and it is therefore agreed that Buyer, in addition to and without limiting any other remedy or right it may have, shall have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach.  The existence of this right shall not preclude any other rights or remedies at law or in equity which Buyer may have relating to a breach of this Section 6.11.

(f)The parties agree that the restrictions set forth herein are reasonable and necessary to preserve the Business and that the maximum protection available under the law shall be provided to Buyer by this Agreement to protect Buyer's interests in the Business and its confidential and trade secret information and that, if the restrictions imposed hereby are held by any court to be invalid, illegal or unenforceable as to time, territory, scope or otherwise, this Agreement shall be construed to impose restrictions which are valid, legal and enforceable as to time, territory, scope or otherwise, as the case may be, to the maximum extent permitted under applicable law.

(g)For purposes of this Section 6.11, with respect to the term of each Guanci Shareholder's obligations, a Seller's employment shall mean Noreen Guanci's employment with the Company, Parent or an Affiliate.

6.12Use of Corporate Name or Trade Name.  After the Closing, except in connection with services provided on behalf of the Company, Parent, Buyer or her or its respective Affiliates, neither any Seller nor any of their respective Affiliates will use commercially any of the legal or trade names associated with the Company or the Business, or any other trade name included within the Company Intellectual Property, any derivative or variation thereof or any name similar thereto.

6.13Employees.

(a)For purposes of eligibility and vesting of a Company Employee in a benefit plan of Parent or its subsidiaries (including Buyer or, after the Closing, the Company) (a "Parent Benefit Plan"), to the extent allowed under the applicable Parent Benefit Plans, each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Closing Date under any comparable Company Employee Plans in which such Company Employee participated immediately prior to the Closing Date, except that the foregoing shall not apply to the extent such credit would result in a duplication of benefits for the same period of service.  In addition, and without limiting the generality of the foregoing, subject to any eligibility requirements: (i) each Company Employee shall given the opportunity to participate, without any waiting time, in any and all Parent Benefit Plans made available to similarly situated employees of Parent's Affiliates, (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause to the extent permitted under such Parent Benefit Plan, all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such Company Employee and his or her covered dependents (except to the extent such pre-existing condition or actively-at-work requirement applied under a comparable Company Employee Plan in which such Company Employee participated immediately prior to the Closing Date), and (iii) to the extent allowed under such Parent Benefit Plans, during the remaining portion of the applicable Parent Benefit Plan year following the Closing, Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Company Employee Plan ending on the date such Company Employee’s participation in the corresponding Parent Benefit Plan begins to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Benefit Plan.

(b)  Parent, Buyer or the Company (post-Closing) shall (i) credit each of the Company Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Company Employee has accrued but not yet used or cashed out as of the Closing Date under the Company’s vacation and sick leave policies applicable to such Company Employee as in effect immediately prior to the Closing Date (collectively "Accrued PTO"), and (ii) allow each of the Company Employees to use such Accrued PTO at such times as each would have been allowed under the Company’s vacation and sick leave policies applicable to such Company Employees as in effect immediately prior to the Closing Date.

(c)No provision of this Agreement shall create any third party beneficiary rights in any employee, individual independent contractor, or former employee or individual independent contractor of the Company (including any beneficiary or dependent thereof) in respect of continued employment by Parent, Buyer, the Company or otherwise.  Nothing herein shall (i) guarantee employment for any period or preclude the ability of Parent or the Company, as applicable, to terminate the employment or service of any Company Employee for any reason, subject to applicable Law, (ii) require Parent, Buyer or the Company to continue any Company Employee Plan or other employee benefit plans or arrangements, or prevent the amendment, modification or termination thereof after the Closing Date, or (iii) amend any Company Employee Plan or Parent Benefit Plan or other employee benefit plan or arrangement.

6.14Indemnification of Directors and Officers.

(a)From and after the Closing Date, Parent shall cause the Company to fulfill and honor in all respects the obligations of the Company to its directors and officers pursuant to any indemnification provisions under the Articles of Incorporation or bylaws of the Company as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions being referred to collectively as the "D&O Indemnified Parties").  From and after the Closing Date through the sixth (6th) anniversary of the Closing Date, Parent shall cause the Company to maintain the provisions with respect to indemnification and exculpation from liability as set forth in the Articles of Incorporation or  bylaws of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.  This Section 6.14 shall survive the Closing Date, is intended to benefit and may be enforced by the D&O Indemnified Parties, and shall be binding on all successors and assigns of Parent, Buyer and the Company.   Notwithstanding anything to the contrary, the Sellers acknowledge that sole source for recovery by a D&O Indemnified Party shall be under the coverage provided by the Tail Policy.

(b)Prior to the Closing, Seller shall cause the Company to purchase and maintain in effect, without any lapses in coverage, a "tail" policy providing directors' and officers' liability insurance coverage for the benefit of those Persons who are covered by the Company's directors' and officers' liability insurance policies as of the date of this Agreement (the "Tail Policy"),  for a period of six years from the Closing Date, with respect to matters occurring prior to the Closing.  The cost of the Tail Policy for the six year period shall be borne by Sellers and if it is not paid prior to Closing, such expense will be treated as a Transaction Expense.

ARTICLE VII

CONDITIONS PRECEDENT

7.1Conditions to Obligation of Parent and Buyer.  The obligations of Parent and Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)(i) each of the representations and warranties of Sellers set forth in Article III, and of the Company set forth in Article V (other than the representations and warranties listed in clause (ii) of this Section 7.1(a)), shall be true and correct in all respects (without giving effect to any materiality qualifiers, including references to "Material Adverse Change" or "Material Adverse Effect," contained therein) on and as of the Closing Date as though such representation and warranty were made on and as of the Closing Date (except with respect to any such representation or warranty that is expressly made or speaks only as of the date of this Agreement or another specific date, which need only be true and correct on and as of the date of this Agreement or such other date, as applicable), except where the failure of any of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect; and

(ii) each of the representations and warranties of Sellers set forth in Sections 3.1 (Investment Representations and Acknowledgements), and 3.2 (Ownership of Sellers' Shares), and of the Company set forth in Sections 5.1 (Organization, Qualification, Corporate Power and Authorization), 5.2 (Authorization of Transaction), 5.3 (Capitalization), and 5.5 (Brokers’ Fees), shall be true and correct in all respects on and as of the Closing Date, as though such representation and warranty were made on and as of the Closing Date;

(b)Sellers and the Company shall have performed and complied with, in all material respects, all covenants, agreements and obligations required to be performed or complied with by Sellers and the Company under this Agreement at or prior to the Closing;

(c)the Required Consents shall have been obtained or made;

(d)no Decree of any Governmental Authority shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement;

(e)[Reserved];

(f)Buyer shall have received a certificate of a Secretary of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

(g)Buyer shall have received a certificate of the Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and any other documents to be delivered pursuant to this Agreement;

(h)Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the Massachusetts Secretary of State and in each state where the Company is qualified as a foreign corporation;

(i)each Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulation Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(j)Sellers shall have delivered to Buyer the deliveries set forth in Section 2.7;

(k)the Company shall have delivered to Buyer payoff or similar letters with respect to the repayment and satisfaction, simultaneous with or prior to Closing, of the Company Indebtedness listed in Section 7.1(k) of the Disclosure Schedule;

(l)from the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(m)Sellers shall have delivered to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company;

(n)Sellers shall, if requested by Buyer, deliver to Buyer a certified copy of resolutions terminating the Company's 401(k) plan, in form and content satisfactory to Buyer;

(o)Sellers shall have executed and delivered general releases in favor of the Company, in form reasonably satisfactory to Buyer;

(p)[Reserved];

(q)Sellers shall execute and deliver Form 8023 with respect to the Section 338(h)(10) Election;

(r)the acquisition of 100% of the Sellers' Shares;

(s)each of Noreen Guanci and Anne Harrington shall have entered into employment agreements in a form satisfactory to such individual and Buyer (the "Employment Agreements"); and

(t)each of Sellers shall have entered into an escrow agreement with Fifth Third Bank and Buyer, if applicable, as contemplated by Section 2.4(d) (the "Escrow Agreement").

7.2Conditions to Obligation of Sellers.  The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a)each of the representations and warranties of Parent and Buyer set forth in Article IV shall be true and correct in all material respects on and as of the Closing Date, as though such representation and warranty were made on and as of the Closing Date;

(b)Parent and Buyer shall have performed and complied with, in all material respects, all covenants, agreements and obligations required to be performed or complied with by Parent and Buyer under this Agreement at or prior to the Closing;

(c)the Required Consents shall have been obtained or made;

(d)no Decree shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority, that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement;

(e)[Reserved];

(f)Sellers shall have received a certificate of a Secretary of each of Parent and Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and bank group of Parent and the board of directors of Buyer, respectively, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

(g)Sellers shall have received a certificate of the Secretary of each of Parent and Buyer certifying the names and signatures of the officers of Parent and Buyer, respectively, authorized to sign this Agreement and any other documents to be delivered pursuant to this Agreement;

(h)Parent shall have executed and delivered to Sellers a guaranty in the form of Guaranty Agreement attached as Attachment B (the "Guaranty");

(i)Parent and Buyer shall have delivered to Sellers the deliveries set forth in Section 2.7;

(j)Parent and Buyer shall have executed and delivered the Employment Agreements with each of Noreen Guanci and Anne Harrington;

(k)Sellers shall have received a copy of the letter of instruction to the Parent’s transfer agent with respect to the issuance of the Parent Common Stock contemplated hereby and confirmation of its transmission to such transfer agent; and

(l)from the date of this Agreement, there shall have not been a change, event or occurrence that individually, or together with any other change, event or occurrence, has a material adverse effect on the financial condition, business or results of operation of Parent or Buyer; and

(m)Parent and Buyer shall have executed and delivered, if applicable, the Escrow Agreement in a form satisfactory to the Sellers.

7.3Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.1.

ARTICLE VIII

REMEDIES

8.1Survival of Representations, Warranties and Covenants.

(a)All of the representations and warranties contained in Articles III, IV and V shall survive the Closing and continue in full force and effect for a period of 18 months thereafter; provided that:

(i)the representations and warranties of Sellers and the Company contained in Sections 3.1 (Investment Representations and Acknowledgements), 3.2 (Ownership of Sellers' Shares), 5.1 (Organization, Qualification, Corporate Power and Authorization), 5.2 (Authorization of Transaction), 5.3 (Capitalization), and 5.5 (Brokers' Fees) (collectively, the "Sellers' Fundamental Representations") shall survive the Closing and continue in full force and effect for a period of three years after Closing;

(ii)the representations and warranties of Parent and Buyer contained in Sections 4.1 (Organization), 4.2 (Authorization of Transaction), 4.3 (Capitalization), 4.6 (Brokers' Fees) and 4.7 (Investment) (collectively, the "Buyer Fundamental Representations") shall survive the Closing and continue in full force and effect for a period of three years after Closing; and

(iii)the representations and warranties of the Company contained in Sections 5.14 (Taxes) and claims arising out of Sellers' or the Company's fraud, criminal activity or willful misconduct shall survive for the applicable statute of limitation associated with the subject matter of such claims.

(b)Except as otherwise specifically provided in this Agreement, all covenants contained in this Agreement to be performed before or at the Closing shall not survive the Closing and all covenants contained in this Agreement to be performed after the Closing shall survive the Closing in accordance with their respective terms or if there is no term associated with such covenant, then such covenants shall survive indefinitely.  Sellers' obligation to indemnify Buyer Indemnities pursuant to Sections 8.2(e) and (f) shall survive for the statute of limitations applicable to the underlying claims.  Parent’s and Buyer's obligation to indemnify

Sellers pursuant to Section 8.3(c) shall survive for the statute of limitations applicable to the underlying claims.

(c)The Parties acknowledge and agree that no claim may be brought in respect of a breach of any representation or warranty or express indemnification clause contained in this Agreement after the expiration of the survival period applicable to such representation and warranty or express indemnification clause, as set forth in Sections 8.1(a) or (b).  Notwithstanding anything in this Agreement to the contrary, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty or express indemnification clause and such claims shall survive until finally resolved.

8.2Claims Against Sellers.  From and after the Closing and subject to the provisions of this Article VIII, Buyer and its respective Affiliates (which shall include, following the Closing, the Company), directors, officers, managers, employees, and agents (collectively, the "Buyer Indemnitees") shall be entitled to make a Claim for Indemnification against Sellers in respect of any and all losses, assessments, adjustments, recoupment, suspensions, offsets, damages, liabilities, costs and expenses (including reasonable attorney fees) (collectively, "Losses") incurred by Buyer Indemnitees arising out of or resulting from, and Sellers shall severally and not jointly and in accordance with their respective Pro Rata Share (except that as among the Guanci Shareholders, their indemnification obligations and liability under this Agreement shall be joint and several)  agree to indemnify, defend and hold Buyer Indemnitees harmless from any Losses arising out of or resulting from:

(a)a breach of any representation or warranty of any Seller contained in Article III;

(b)a breach of any representation or warranty of the Company contained in Article V;

(c)a breach of any covenant or agreement of any Seller contained in this Agreement;

(d)a breach of any covenant or agreement of the Company contained in this Agreement;

(e)(i) all Taxes (or the non-payment thereof) of the Company for the Pre-Closing Tax Periods, provided, for the avoidance of doubt, the employer’s share of all employment, payroll and similar Taxes incurred by the Company with respect to any compensatory payments made in connection with the transaction contemplated by this Agreement, whether such Taxes are incurred prior to, at, or following the Closing Date, shall be treated as arising in the Pre-Closing Tax Periods; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; (iii)

any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; (iv) any Sellers' Taxes; and (v) any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including (A) any Tax imposed under Code Section 1374, (B) any Tax imposed under Regulation Section 1.338(h)(10)-1(d)(2), and (C) any state or local Tax imposed on the Company or Sellers arising out of the Section 338(h)(10) Election;

(f)subject to the limitations set forth in Section 8.6(i) hereof,  the misclassification of the Company’s workers for Tax, employment or labor purposes, including without limitation, resulting in wage and hour claims, unemployment claims, claims relating to under-withholding of Taxes, Tax or business nexus claims, and any Action by a third party or Governmental Authority relating thereto, but only with respect to Losses relating to services performed with dates of service prior to the Effective Time (whether the Action or third party claim giving rise to the Losses occurs prior to or after the Effective Time).  Buyer acknowledges that the scope of Seller's indemnification obligation under this Section 8.2(f) excludes Losses relating to Losses relating to services performed with dates of service after the Effective Time; and

(g)defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle an Buyer Indemnitee to indemnification hereunder.

8.3Claims Against Buyer.  From and after the Closing and subject to the provisions of this Article VIII, Sellers and each of their respective Affiliates, directors, officers, managers, employees (collectively, the "Seller Indemnitees") shall be entitled to make a Claim for Indemnification against Buyer in respect of any and all Losses incurred by Seller Indemnitees  arising out of or resulting from, and Buyer shall indemnify, defend and hold Seller Indemnitees harmless from and against any Losses arising out of or resulting from:

(a)a breach of any representation or warranty of Parent or Buyer contained in Article IV;

(b)a breach of any covenant or obligation of Parent or Buyer contained in this Agreement;

(c)the misclassification of the Company’s workers for Tax, employment or labor purposes, including without limitation, resulting in wage and hour claims, unemployment claims, claims relating to under-withholding of Taxes, and any Action by a third party or Governmental Authority relating thereto, but in each case, (i) only with respect to Losses relating to services performed with dates of service after the Effective Time, and (ii) only with respect to Losses relating to Actions against Sellers arising in their capacity as Company shareholders prior to the Effective Time; and

(d)defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle a Seller Indemnitee to indemnification hereunder.

8.4Matters Involving Third Party Claims.

(a)If any third party shall notify any Party (the "Indemnified Party") with respect to a Third Party Claim which may give rise to a Claim for Indemnification against any other Party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly provide a Claim for Indemnification to the Indemnifying Party; provided,  however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent) the Indemnifying Party is prejudiced by such delay.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to any such Third Party Claim.

(b)Any Indemnifying Party shall have the right (but not the obligation), upon written notice to the Indemnified Party delivered no later than 30 days after receipt by the Indemnifying Party of the Claim for Indemnification, to assume the conduct and control, through counsel of its choice reasonably satisfactory to the Indemnified Party, and at the expense of the Indemnifying Party, of the settlement or defense of the Third Party Claim.  The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in connection therewith and the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party; provided that the fees and expenses of such counsel shall be borne solely by such Indemnified Party.  So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle such Third Party Claim.  If the Indemnifying Party does not notify the Indemnified Party in writing within 30 days after receipt of the Claim for Indemnification that it elects to undertake the defense of the Third Party Claim, then the Indemnified Party shall have the right to contest, settle or compromise such Third Party Claim with the prior written consent of the Indemnifying Party, not to be unreasonably withheld; provided,  that, (i) no such consent shall be required in connection with a settlement for monetary damages (A) in an amount less than or equal to $50,000 and (B) which does not contain an admission on liability on the part of any Indemnifying Party, and (ii) the Indemnified Party shall not, by virtue of its election to undertake such defense pursuant to this sentence, be deemed to have waived any right to seek indemnity therefor pursuant to this Article VIII.  Any settlement or compromise of any Third Party Claim by the Indemnifying Party shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required for any such settlement or compromise that (x) is exclusively monetary and (y) does not contain an admission of liability on the part of any Indemnified Party

(c)All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and Parent, Buyer and each Seller (or a duly authorized representative of such Party) shall (and Buyer shall cause the Company to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

8.5Matters Not Involving Third Party Claims.  Buyer Indemnitees or Seller

Indemnitees may make a claim under this Article VIII that does not involve a Third Party Claim in any amount to which they may be entitled under this Article VIII by providing a Claim for Indemnification against the appropriate Indemnifying Party promptly (but in no event more than 10 Business Days) after such Indemnified Party has notice of any Losses that may give rise to a Claim for Indemnification; provided,  however, that no delay on the part of a Buyer Indemnitee or Seller Indemnitee in notifying such Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent) such Indemnifying Party is actually prejudiced by such delay.  Such Indemnifying Party shall have 30 days to object to the Claim for Indemnification by delivery of a written notice of such objection to the Indemnified Party.  If an objection is delivered by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of 20 Business Days from the date the Indemnified Party receives such objection prior to commencing any Proceeding with respect to such Claim for Indemnification.

8.6Limitations on Indemnification.

(a)Notwithstanding anything to the contrary in this Agreement, the right of Buyer Indemnitees to indemnification in respect of Losses under this Article VIII shall be subject to the following limitations:

(i)Buyer Indemnitees shall not be entitled to assert any Claim for Indemnification pursuant to Sections 8.2(b) and (d) (or Claims pursuant to Section 8.2(g) with respect to matters arising in Section 8.2(b) or (d)) in respect of any Losses, or series of related Losses, until the aggregate amount of all Losses actually incurred by Buyer Indemnitees exceeds an amount equal to $185,000 (the "Deductible Amount"), in which case Buyer Indemnitees shall have the right to seek indemnification for the amount of Losses in excess of the Deductible Amount; provided,  however, that the limitation set forth in this Section 8.6(a)(i) shall not apply to Losses based upon, arising out of or resulting, directly or indirectly, from (A) a breach of Sellers' Fundamental Representations, or (B) fraud, criminal activity or willful misconduct;

(ii)the aggregate maximum amount available to Buyer Indemnitees for Claims for Indemnification pursuant to Sections 8.2 shall be limited to $5,000,000; provided,  however, that the limitation set forth in this Section 8.6(a)(ii) shall not apply to Losses based upon, arising out of or resulting, directly or indirectly, from (A) a breach of Sellers' Fundamental Representations, (B) fraud, criminal activity or willful misconduct, or (C) indemnification claims made under Sections 8.2(e) or Section 8.2(f), or Section 8.2(g) as it relates to third party claims giving rise to an indemnification claim under Sections 8.2(e) or Section 8.2(f);

(iii)in no event shall the Sellers' aggregate liability under this Article VIII exceed the Purchase Price;

(iv)notwithstanding anything in this Agreement to the contrary, each Seller's aggregate personal liability arising out of or resulting from this Agreement shall be several and not joint and shall be limited to such Seller’s Pro Rata Share of the aggregate liability for indemnification under this Agreement; provided,  however, that any liability or indemnification obligation of a Guanci Shareholder under this Agreement is joint and several with all Guanci Shareholders; and

(v)with respect to any Claim for Indemnification arising under Section 8.2(a) or Section 8.2(c), Buyer Indemnitees shall only be permitted to assert a Claim for Indemnification against the actual Seller who is in breach of such representation, warranty, covenant or agreement and not against any other Seller, and shall look only to such breaching Seller for recovery with respect thereto; provided, however, if the Claim for Indemnification against a Guanci Shareholder, then such Claim for Indemnification may be made against all Guanci Shareholders.  For the avoidance of doubt, none of the Sellers will be responsible to indemnify any Buyer Indemnified Party pursuant to Sections 8.2(a) or 8.2(c) for any violation by another Seller of any representation, warrant, covenant or agreement personal to such other Seller; provided, however, that each of the Guanci Shareholders shall be jointly and severally obligated to indemnify a Buyer Indemnified Party for any violation by any Guanci Shareholder.

(b)No Buyer Indemnitee shall be entitled to be indemnified with respect to Losses that (i) were included as a liability in the calculation of the Final Adjustment Amount or  (ii) such Buyer Indemnitee has otherwise been compensated for pursuant to consideration adjustments under Article II.

(c)Notwithstanding anything to the contrary in this Agreement, the right of Seller Indemnitees to indemnification in respect of Losses under this Article VIII shall be subject to the following limitations:

(i)Seller Indemnitees shall not be entitled to assert any Claim for Indemnification pursuant to Sections 8.3 in respect of any Losses, or series of related Losses, until the aggregate amount of all Losses actually incurred by Seller Indemnitees exceeds an amount equal to the Deductible Amount, in which case Seller Indemnitees shall have the right to seek indemnification for the amount of Losses in excess of the Deductible Amount; provided,  however, that the limitation set forth in this Section 8.7(c)(i) shall not apply to Losses based upon, arising out of or resulting, directly or indirectly, from (A) a breach of Buyer’s Fundamental Representations, (B) any failure to make payment of any portion of the Purchase Price, including, without limitation, under the Buyer Notes, (C) fraud, criminal activity or willful misconduct; or (D) indemnification claims made under Section 8.3(c).

(ii)the aggregate maximum amount available to Seller Indemnitees for Claims for Indemnification pursuant to Sections 8.3 shall be limited to $5,000,000; provided,  however, that the limitation set forth in this Section 8.7(c)(ii) shall not apply to Losses based upon, arising out of or resulting, directly or indirectly, from (A) a breach of Buyer’s Fundamental Representations, (B) any failure to make payment of any portion of the Purchase Price, including, without limitation, under the Buyer Notes, (C) fraud, criminal activity or willful misconduct; or (D) indemnification claims made under Section 8.3(c);  and

(iii) in no event shall Parent’s and Buyer’s aggregate liability under this Article VIII exceed the Purchase Price.

(d)Notwithstanding anything to the contrary in this Agreement, all materiality qualifications (whether by reference to "material", "all material respects", "Material Adverse Change" or "Material Adverse Effect") contained in the representations and warranties set forth in this Agreement shall be disregarded solely for purposes of determining, under this Article VIII, the amount of any Losses arising out of or resulting from a breach of any such representation or warranty; provided that none of such materiality qualifications shall be disregarded for purposes of determining whether any such representation or warranty has been breached.

(e)Notwithstanding anything contained herein to the contrary, no Indemnifying Party shall be liable for punitive or exemplary damages.

(f)The amount of Losses subject to indemnification under this Article VIII shall be calculated net of any amounts recovered by the Indemnified Party under applicable insurance policies of from any other Person alleged to be responsible therefore; provided,  however, that in no event shall an Indemnified Party be required to first proceed against applicable insurance coverage before proceeding against the Indemnifying Party pursuant to this Article VIII.  If the amount of the Losses is reduced by recovery, settlement or otherwise under any insurance coverage or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (net of increased future premiums, in the case of insurance coverage or expenses, including reasonable attorneys' fees, incurred in connection with such recovery, settlement or payment) will be applied to such claim or promptly repaid by the Indemnified Party to the Indemnifying Party (or added back to the Deductible), as applicable.

(g)Any calculation of Losses for purposes of this Article VIII shall be reduced to take account of any net Tax benefit actually realized by the Indemnified Party as a result of any such Losses.  Any payment hereunder shall initially be made without regard to this Section 8.6(g) and shall be reduced to reflect any such net Tax benefit only after the Indemnified Party has actually realized such benefit.  For purposes of this Agreement, the Indemnified Party shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes required to be paid by the Indemnified Party is reduced below the amount of Taxes that it would have been required to pay but for deductibility of such Losses, in each case: (i) during the Tax year as the year in which the relevant Losses occurred and the two immediately succeeding tax years; (ii) calculated so that the items related to the Indemnifying Party’s indemnification obligations are the last to be recognized; and (iii) as reasonably determined by the Indemnified Party.  The amount of any reduction hereunder shall be adjusted to reflect any final determination with respect to the Indemnified Party’s liability for Taxes, consistent with the foregoing.

(h)Any liability for indemnification under this Article VIII will be determined without duplication of recovery for the Indemnified Party by reason of either the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or the fact that such representation, warranty, covenant, or agreement was made by more than one Party.

(i)For the avoidance of doubt and notwithstanding anything to the contrary contained in this Article VIII, Sellers shall have no liability to Buyer or any Buyer Indemnitee for any Losses relating to the operation of the Business after the Effective Time attributable to a Buyer Indemnitee’s determination to continue any classification of the Company’s workers for Tax, employment or labor purposes following the Closing, including without limitation, any Losses resulting from wage and hour claims, unemployment claims, claims relating to under-withholding of Taxes, Tax or business nexus claims, and any Action by a third party or Governmental Authority relating thereto, and any ensuing liability Buyer or its Affiliates (including the Company) incur as a result thereof.

8.7Exclusive Remedy.  After the Closing, the rights of the Parties pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy for the Parties, and each Party hereby waives all other remedies, with respect to any claim or matter arising from or relating to this Agreement and the transactions contemplated by this Agreement, other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement.  Nothing in this Section 8.7 shall limit any Party's right to seek and obtain any equitable relief to which any Party shall be entitled or to seek any remedy on account of any Party's fraudulent, criminal or willful misconduct.

8.8Set-off Against Buyer Notes.  Except as otherwise provided in this Agreement, Buyer shall first set off any Losses payable pursuant to Article VIII of this Agreement against the outstanding balance of the Buyer Notes, and as among the Buyer Notes (to the extent applicable) based on each Seller's Pro Rata Share, prior to seeking payment of amounts due with respect to an indemnification claim directly from the Sellers.

8.9Adjustments to Final Purchase Price.  All indemnification payments under this Article VIII shall be deemed adjustments to the Final Purchase Price.

ARTICLE IX

[RESERVED]

ARTICLE X

MISCELLANEOUS

10.1No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, that from and after the Closing, the D&O Indemnified Parties shall be third party beneficiaries of the provisions of Section 6.14, with the right to pursue claims for damages and other relief (including specific performance or other equitable relief) in the event of any breach thereof.

10.2Entire Agreement.  This Agreement and the Ancillary Documents entered into by and between the Parties constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and such Ancillary Documents, and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement and such Ancillary Documents.

10.3Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of her or its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

10.4Counterparts; Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A manual signature on this Agreement or any Ancillary Document, an image of which has been transmitted electronically, shall constitute an original signature for all purposes.  The delivery of copies of this Agreement or any Ancillary Document, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such Ancillary Document for all purposes.

10.5Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered:  (i) upon receipt if delivered personally; (ii) three Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

(a)if to Buyer or the Company, to:

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky  40223

Telephone:  (502) 891-1042

Facsimile:  (502) 891-8067

Email:  steveguenthner@almostfamily.com

Attention:  President

with a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky  40202

Attention: Scott Dolson

Telephone: (502) 568-0203

Facsimile: (502) 581-1087

Email:  sdolson@fbtlaw.com

(b)if to Noreen Guanci:

11 Hillside Place

Sudbury, MA 01776

Telephone: (508) 335-7101

Facsimile: (508) 720-3201

Email: nguanci@longtermsol.com

(c)If to Noreen Guanci 2009 Irrevocable Trust

11 Hillside Place

Sudbury, MA 01776

Attn: Richard Guanci, Trustee

Telephone: (508) 395-0035

Email: rguanci@gmail.com

(d)If to Richard Guanci 2009 Irrevocable Trust

11 Hillside Place

Sudbury, MA 01776

Attn: Noreen Guanci, Trustee

Telephone: (508) 335-9135

Facsimile: (508) 720-3201

(e)if to Anne Harrington:

4 Pettees Pond Lane

Walpole, Ma 02081

Telephone: (508) 907-7102

Facsimile: (508) 720-3202

Email: aharrington@longtermsol.com

(f)If to (b) through (e), with copy to:

Nutter, McClennen & Fish, LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: Alex S. Glovsky

Telephone: (617)  439-2618

Facsimile: (617)  310-9618

Email:  aglovsky@nutter.com

10.7Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard to applicable principles of conflicts of law.  The Parties agree that any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, Action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

10.8Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN WHOLE OR IN PART OUT OF, RELATED TO, BASED UPON, OR IN CONNECTION HEREWITH OR THE SUBJECT MATTER HEREOF OR THE CONTEMPLATED TRANSACTIONS (WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE).  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.9Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in a writing referring to this Agreement signed by Buyer and Sellers.  No waiver by any Party of any default,  misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11Construction.  Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word "including" (and variations thereof) shall mean "including, without limitation."  All accounting terms used in this Agreement shall have the meanings given to them in accordance with GAAP.  All monetary amounts set forth in this Agreement are in United

States Dollars.  All words used in this Agreement will be construed to be of such gender or singular or plural as the circumstances require.  All references to "Section" or "Article" shall be deemed to refer to the provisions of this Agreement unless otherwise expressly provided.  The words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole and not to a particular section, subsection, clause or other subdivision of this Agreement, unless the context otherwise requires.  The word "or" shall not be construed in its exclusive sense.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  For the avoidance of doubt, documents posted by the Company or the Sellers or their respective attorneys, representatives or agents in the electronic or virtual data room maintained in connection with the transactions contemplated hereby are deemed to have been made available and provided and delivered to Buyer and Parent.

10.12Incorporation of Exhibits and Schedules.  The Attachments and Disclosure Schedule identified in this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.

10.13Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled, in addition to any other remedy at law or in equity, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms of this Agreement, in any Delaware State or Federal court sitting in Dover, Delaware by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each party hereby waives any requirement for securing or posting of any bond in connection with such remedy.  With respect to any matter contemplated by this Section 10.13, each Party agrees and consents to the exclusive jurisdiction of any Delaware State or Federal court sitting in Dover, Delaware, waives all objections based on lack of venue and forum non conveniens, and irrevocably consents to the personal jurisdiction of all such courts.

10.14Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the Parties via facsimile or electronic (PDF) transmission (each of which shall be deemed an original).

10.15Legal Representation.  Each of the parties to this Agreement acknowledges that Nutter, McClennen & Fish, LLP currently serves as counsel to both (a) the Company and (b) the Sellers, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby.  There may come a time, including after consummation of the Closing, when the interests of the Sellers and the Company may no longer be aligned or when, for any reason, the

Sellers, Nutter or the Company believes that Nutter cannot or should no longer represent both the Sellers and the Company.  The parties understand and specifically agree that Nutter may withdraw from representing the Company and continue to represent the Sellers, even if the interests of the Sellers and the interests of the Company are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement, any of the Ancillary Documents, and even though Nutter may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company or any of its Affiliates, and Parent, Buyer and the Company hereby consent thereto and waive any conflict of interest arising therefrom.  Each of the parties further agrees that, as to all communications among Nutter, the Company and the Sellers, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Sellers and shall not pass to or be claimed by the Company or any of its Affiliates.  In addition, if the Closing occurs, the Company shall have no right of access to or control over any of Nutter’s records related to the transactions contemplated by this Agreement, which shall become the property of (and be controlled by) the Sellers.  Furthermore, in the event of a dispute between the Sellers and the Company arising out of or relating to any matter in which Nutter acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Sellers any information or documents developed or shared during the course of Nutter’s joint representation of the Sellers and the Company.  Notwithstanding the foregoing, in the event that after the Closing a dispute or Legal Proceeding arises between Parent, Buyer or any Subsidiary thereof and a Person other than the Sellers, then the Company or such Subsidiary, as applicable, may assert the attorney-client privilege to prevent disclosure of confidential communications to or from Nutter to such Person.

(signature page follows)

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be duly executed as of the date first above written.

BUYER:

NATIONAL HEALTH INDUSTRIES, INC.

By	/s/ C. Steven Guenthner
C. Steven Guenthner, President

PARENT:

ALMOST FAMILY, INC.

By:	/s/ C. Steven Guenthner
C. Steven Guenthner, President

COMPANY:

LONG TERM SOLUTIONS, INC.

By:	/s/ Noreen Guanci

Title:	CEO

SELLERS:

/s/ Noreen Guanci
Noreen Guanci

/s/ Anne Harrington
Anne Harrington

/s/ Richard Guanci
Richard Guanci, as Trustee of the Noreen Guanci 2009 Irrevocable Trust

/s/ Noreen Guanci
Noreen Guanci, as Trustee of the Richard Guanci 2009 Irrevocable Trust

Attachments and Schedules

Attachment A Buyer Notes*

Attachment B Parent Guaranty Agreement*

Disclosure Schedule – Exceptions to Representations and Warranties of Sellers and the Company and Certain Other Exceptions and Disclosures**

*The information scheduled at this Attachment has been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Almost Family hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

**Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Almost Family hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.